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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SEROLOGICALS CORPORATION,

CAVALIER ACQUISITION COMPANY, LLC,

UPSTATE GROUP, INC.

and

the STOCKHOLDER REPRESENTATIVE

As of September 7, 2004

i

Section 10.7	Consent to Jurisdiction, Etc.	58
Section 10.8	Severability.	58
Section 10.9	Counterparts.	58
Section 10.10	Enforcement of Certain Rights.	58
Section 10.11	Waiver.	58
Section 10.12	Integration.	59
Section 10.13	Cooperation Following the Closing.	59
Section 10.14	Transaction Costs.	59
Section 10.15	Stockholder Representative	59

* * * * *

LIST OF EXHIBITS

Exhibit A	Form of Escrow and Indemnity Agreement
Exhibit B	Form of Investor Certification
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Stock Election
Exhibit E	Form of Opinion of Company's Counsel
Exhibit F	Form of Opinion of Raven's Counsel
LIST OF SCHEDULES
Schedule 1.1(g)	Procedures for Determining Allocated Percentage
Schedule 1.1(u)	Certain Cavalier Transaction Expenses
Schedule 1.1(jjjj)	Majority Stockholders
Schedule 1.1(oooo)	Working Capital GAAP Exceptions
Schedule 2.3(g)	Officers of Surviving Company
Schedule 4.1	Cavalier Entities
Schedule 4.3	Capital Stock
Schedule 4.5	Consents
Schedule 4.6(a)	Owned Real Property
Schedule 4.6(b)	Leased Real Property
Schedule 4.7	Title Exceptions; List of Assets
Schedule 4.9	Financial Statements
Schedule 4.11	Absence of Certain Changes
Schedule 4.12	Legal Proceedings
Schedule 4.13	Compliance with Law
Schedule 4.14	Company Contracts
Schedule 4.15(a)	Tax Exceptions
Schedule 4.16	Officers and Employees
Schedule 4.17(a)	List of Company Benefit Plans
Schedule 4.17(b)	Exceptions to Company Benefit Plans
Schedule 4.18	Labor Relations
Schedule 4.19	Insurance Policies
Schedule 4.20	Environmental, Health and Safety Matters
Schedule 4.21	Company Registered Intellectual Property
Schedule 4.21(f)	Infringement
Schedule 4.21(h)	Form of Proprietary Information / Confidentiality Agreement
Schedule 4.21(i)(1)	Cavalier Licenses
Schedule 4.21(i)(2)	Third Party Licenses
Schedule 4.22(a)	Company Software
Schedule 4.23	Transactions with Affiliates
Schedule 4.25(a)	Customer and Supplier Relations
Schedule 4.25(b)	Customer Contracts
Schedule 4.26(b)	Accounts Receivable
Schedule 4.27	Permits
Schedule 4.28	Ethical Practices; Export Controls
Schedule 4.29	Warranties and Guaranties
Schedule 4.30	Brokers
Schedule 4.31	Bank Accounts
Schedule 4.32	FDA Matters
Schedule 4.33	Indebtedness for Borrowed Money; Security Arrangements
Schedule 4.35	Distributor Agreements

Schedule 5.3	Raven Consents
Schedule 6.1	Conduct of Business by the Company
Schedule 6.1(k)	2004 Cap Ex Schedule
Schedule 6.16	Cavalier Entities' Designee to Raven's Board of Directors
Schedule 7.2(i)	Resignations
Schedule 7.2(s)(i)	Settlement Letter
Schedule 7.2(s)(ii)	License Agreement
Schedule 7.2(t)	Consultants and Independent Contractors

* * * * *

v

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 7, 2004, is made and entered into by and among Serologicals Corporation, a Delaware corporation ("Raven"), Cavalier Acquisition Company, LLC, a single member Delaware limited liability company wholly owned by Raven ("Sub"), Upstate Group, Inc., a Delaware corporation (the "Company"), and, solely for purposes of Sections 3.1, 3.2, 6.9 and 10.15, Sheridan G. Snyder, an individual resident of the Commonwealth of Virginia (the "Stockholder Representative"). Raven, the Company, Sub and the Stockholder Representative are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

        WHEREAS, Raven, Sub and the Company intend to effect a merger in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL");

        WHEREAS, the Parties intend for the Forward Merger (as defined herein) to constitute a reorganization within the meaning of Section 368(a) of the Code and for this Agreement to constitute a "plan of reorganization" with respect to the Forward Merger for the purposes of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, the Board of Directors of the Company has (a) determined that the Merger (as defined herein) is in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement, (c) approved the Merger and the other transactions contemplated by this Agreement, and (d) recommended that the stockholders of the Company approve and adopt this Agreement and the Merger;

        WHEREAS, the stockholders of the Company have approved and adopted this Agreement and the Merger by an irrevocable written consent in lieu of a meeting executed by each of the Majority Stockholders (as defined herein) (the "Stockholder Consent"), and such Stockholder Consent constitutes the written consent of the stockholders of the Company to the adoption of this Agreement and the Merger within the meaning of Section 228 of the DGCL;

        WHEREAS, in accordance with the provisions of Section E.1.(c) of Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), holders of seventy-five percent (75%) of the combined outstanding shares of Company Series 3 Preferred Stock, Company Series 4 Preferred Stock and Company Series 5 Preferred Stock (each as defined herein) have waived the provisions of Section E.1.(c) of Article Fourth and the resultant payment to all holders of Company Series 3 Preferred Stock, Company Series 4 Preferred Stock and Company Series 5 Preferred Stock of the Series 3 Liquidation Preference Amount, Series 4 Liquidation Preference Amount and Series 5 Liquidation Preference Amount (each as defined in the Certificate of Incorporation) in connection with the Merger;

        WHEREAS, Raven, as the sole member of Sub, has (a) determined that the Merger is in the best interests of Sub, (b) approved, adopted and declared advisable this Agreement, and (c) accepted and approved the Merger and the other transactions contemplated by this Agreement; and

        WHEREAS, the Board of Directors of Raven (a) has determined that the Merger is in the best interests of Raven and its stockholders, and (b) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual promises and covenants, contained herein, the Parties hereto, intending to be legally bound hereby agree as follows:

ARTICLE I
CONSTRUCTION; DEFINITIONS

        Section 1.1    Definitions.    The following terms, as used herein, have the following meanings:

          (a)   "Accounting Expense Fund" has the meaning set forth in the Escrow and Indemnity Agreement.

          (b)   "ADA" means the United States Americans with Disabilities Act and the rules and regulations promulgated thereunder.

          (c)   "ADEA" means the United States Age Discrimination in Employment Act and the rules and regulations promulgated thereunder.

          (d)   "Adjusted Merger Consideration" means an amount equal to (i) the Net Cash Consideration, plus(ii) the product of (A) the aggregate of the Allocated Raven Shares and (B) the Average Price, plus (iii) the Aggregate Exercise Price.

          (e)   "Affiliate" means, with respect to any Person, (i) if such Person is an individual, any parent, child or other relative of such Person living in the same household as such Person, and (ii) if such Person is a corporation, partnership, limited liability company, trust or other entity, then as defined in Rule 12b-2 promulgated under the Exchange Act.

          (f)    "Aggregate Exercise Price" means, with respect to all Unexercised Options, an amount equal to the aggregate of the products of (i) the number of shares of Company Stock issuable pursuant to the unexercised portion of each such Option and (ii) the exercise price for such Option.

          (g)   "Allocated Raven Shares" means, with respect to any Electing Stockholder, that number of shares of Raven Common Stock, rounded down to the nearest whole share, equal to the product of (i) such Electing Stockholder's allocated percentage of Raven Shares as determined in accordance with Schedule 1.1(g) (the "Allocated Percentage"), and (ii) the Raven Shares.

          (h)   "Antitrust Law" means (i) the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and (ii) Foreign Antitrust Laws.

          (i)    "Applicable Benefit Laws" means all Laws or other legislative, administrative or judicial promulgations, other than ERISA and the Code, including those of a jurisdiction outside the United States of America, applicable to any Company Benefit Plan or ERISA Affiliate Plan.

          (j)    "Audited Financial Statements" means the audited consolidated balance sheets of the Company as of December 31, 2002 and December 31, 2003 and the audited consolidated statements of income, stockholders' equity and cash flows of the Company for the 12-month periods ended December 31, 2001, 2002 and 2003.

          (k)   "Average Price" means the average of the volume weighted sales prices per share of the Raven Common Stock on the Nasdaq as reported by Bloomberg Financial Markets (or, if not reported thereby, any other authoritative source as the parties shall agree in writing) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq ending on the third trading day, prior to, but not including, the Closing Date. The Average Price shall be calculated to the nearest one-hundredth of one cent.

          (l)    "Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2003 included in the Financial Statements.

          (m)  "Business" means (i) with respect to the Cavalier Entities, the business of manufacturing and selling research reagents and of providing high throughput drug screening services, and (ii) all other operations, business or activities of the Cavalier Entities as of the date hereof or entered into by, commenced by, or commenced for the benefit of, the Cavalier Entities prior to the Closing Date.

          (n)   "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Atlanta, Georgia.

          (o)   "Bylaws" means the bylaws of the Company in effect as of the date hereof, as amended.

          (p)   "Capitalized Lease Obligations" means those obligations to financial institutions, lessors or other lenders arising from any lease that is or would be characterized as a capitalized lease in accordance with GAAP.

          (q)   "Cavalier Debt" means that amount necessary, without duplication, (i) to pay in full all principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts (including current portions of long-term debt and any fees and expenses (if any) to cancel any letters of credit) due and payable by the Company or its subsidiaries to any third parties, (ii) to fully discharge all Liens related to such indebtedness and all other Liens (other than Permitted Liens) encumbering any assets or properties of the Company or any of its subsidiaries, and (iii) to satisfy in full all Capitalized Lease Obligations; provided that Cavalier Debt shall not include any break fees, prepayment penalties, fees and expenses or other like amounts arising from Capitalized Lease Obligations that are not actually incurred in connection with the repayment of such Capitalized Lease Obligations at the Closing.

          (r)   "Cavalier Entities" means collectively, the Company, Cavalier USA, Inc., Cavalier Limited and Cavalier GmbH. Each of the foregoing individually shall be referred to from time to time as a "Cavalier Entity."

          (s)   "Cavalier GmbH" means Upstate GmbH, a company organized under the laws of Germany and a wholly owned subsidiary of the Company.

          (t)    "Cavalier Limited" means Upstate Limited, a company organized under the laws of England and Wales and a wholly owned subsidiary of the Company.

          (u)   "Cavalier Transaction Expenses" means all fees, costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including the fees, costs and expenses of all brokers, investment bankers, finders, financial advisors, accountants and counsel to the Company and including the expenses set forth on Schedule 1.1(u); provided that Cavalier Transaction Expenses shall not include any travel and other related expenses incurred by the Company for travel by Company officers and employees in connection with this Agreement and the transactions contemplated hereby.

          (v)   "Cavalier USA, Inc." means Upstate USA, Inc., a New York corporation and a wholly owned subsidiary of the Company.

          (w)  "CERCLA" means the United States Comprehensive Environmental Response, Compensation and Liability Act and the rules and regulations promulgated thereunder.

          (x)   "Certificates" means certificates which immediately prior to the Effective Time represented shares of Company Stock or Options, as applicable.

          (y)   "Closing Stock Value" means an amount equal to the product of (i) the aggregate of the Allocated Raven Shares and (ii) the lesser of (A) the average of the high and low trading prices of a share of Raven Common Stock on Nasdaq on the Closing Date or (B) the Average Price.

          (z)   "COBRA Coverage" means continuation coverage required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, or as required by other Applicable Benefit Laws.

         (aa)  "Code" means the United States Internal Revenue Code of 1986, as amended.

         (bb)  "Company 401(k) Plan" means the Cavalier Group, Inc. 401(k) Profit Sharing Plan.

         (cc)  "Company Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company in connection with the transactions contemplated hereby.

         (dd)  "Company Benefit Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any Cavalier Entity or to which any Cavalier Entity makes or has made, or has or has had an obligation to make, contributions at any time.

         (ee)  "Company Common Stock" means the common stock of the Company, having par value of $0.0001 per share.

          (ff)  "Company Intellectual Property" means any Intellectual Property that is owned by or licensed to any Cavalier Entity, including the Company Software.

         (gg)  "Company Licensed Software" means all software (other than Company Proprietary Software) used by any Cavalier Entity.

         (hh)  "Company Material Adverse Effect" means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to (i) be materially adverse to the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Company, or the real or personal property of the Company taken as a whole or (ii) prevent or materially delay the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (A) changes in Laws of general applicability or interpretations thereof by Governmental Entities, (B) changes in prevailing interest rates, (C) changes in general economic conditions which do not affect the Company in a materially disproportionate manner, (D) changes in the industry in which the Company operates that do not affect the Company (relative to other industry participants) in a materially disproportionate manner, and (E) any effects resulting from the announcement of this Agreement.

           (ii)  "Company Preferred Stock" means collectively, the Company Series 1 Preferred Stock, the Company Series 2 Preferred Stock, the Company Series 3 Preferred Stock, the Company Series 4 Preferred Stock and the Company Series 5 Preferred Stock.

           (jj)  "Company Proprietary Software" means all software owned by any Cavalier Entity.

         (kk)  "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to any Cavalier Entity.

           (ll)  "Company Securities" means, collectively, the Company Stock and the Options.

      (mm)  "Company Series 1 Preferred Stock" means the Class A Series 1 Preferred Stock, par value $0.0001 per share, of the Company.

         (nn)  "Company Series 2 Preferred Stock" means the Class A Series 2 Preferred Stock, par value $0.0001 per share, of the Company.

         (oo)  "Company Series 3 Preferred Stock" means the Class A Series 3 Preferred Stock, par value $0.0001 per share, of the Company.

         (pp)  "Company Series 4 Preferred Stock" means the Class A Series 4 Preferred Stock, par value $0.0001 per share, of the Company.

         (qq)  "Company Series 5 Preferred Stock" means the Class A Series 5 Preferred Stock, par value $0.0001 per share, of the Company.

          (rr)  "Company Software" means the Company Licensed Software and the Company Proprietary Software.

          (ss)  "Company Stock" means collectively, the issued and outstanding shares of Company Common Stock and Company Preferred Stock.

          (tt)  "Confidential Information" means any data or information of any Cavalier Entity (including trade secrets) that is valuable to the operation of the Business and has not been disclosed to other Persons except under an obligation of confidentiality and has not otherwise been published or disclosed to the public.

         (uu)  "Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of November 7, 2003, by and between Raven and the Company, as amended.

         (vv)  "Continuity Cash Consideration" means the sum of, without duplication, (i) the cash consideration paid to the Stockholders pursuant to Sections 2.4(a)(i)(B) and 2.4(a)(ii)(A), (ii) the Escrow Amount (excluding any portion of the Escrow Amount attributable to the Option Holders), (iii) the Accounting Expense Amount (excluding any portion of the Accounting Expense Amount attributable to the Option Holders), (iv) the Stockholder Escrow Amount (excluding any portion of the Stockholder Escrow Amount attributable to the Option Holders), (v) the Dissenting Shares Consideration, and (vi) any other amount (excluding shares of Raven Common Stock) required to be taken into account in determining whether the "continuity of interest" requirement described in Treasury Regulations Section 1.368-1(e) has been satisfied.

        (ww)  "Customers" means all customers that paid the Cavalier Entities, in the aggregate, more than $100,000 during the 12-month period ended June 30, 2004.

         (xx)  "Electing Stockholders" means (i) those Eligible Stockholders who elect to receive a portion of their merger consideration in shares of Raven Common Stock and deliver to Raven on or before the third Business Day prior to the Closing Date a completed and signed Investor Certification and a completed and signed Stock Election, and (ii) the Majority Stockholders.

         (yy)  "Eligible Stockholders" means those Holders who are "accredited investors" as defined in Rule 501(a) promulgated under the Securities Act and who own of record 50,000 or more shares of Company Stock (after giving effect to any Options for which an irrevocable notice of exercise (subject to satisfaction or waiver by the Parties of all the conditions in this Agreement to the Closing) and payment of the exercise price with respect to such Options has been delivered on or before the third Business Day prior to the Closing Date) on or before three (3) Business Days prior to the Closing Date and immediately prior to the Effective Time.

          (zz)    "Employee Benefit Plan" means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA) and Simple IRA Plan, each severance plan or agreement, and each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal, and other employee benefit plan, fund, program, agreement, arrangement or scheme.

          (aaa)    "Employment Agreement" means any employment contract, consulting agreement, termination or severance agreement, change of control agreement or any other agreement containing the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship with respect to any current or former officer, employee, consultant or independent contractor or any former employee or consultant under which any Cavalier Entity has a continuing obligation to make payments.

          (bbb)    "Environmental Laws" means all local, state and federal Laws relating to safety, human health or the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, product registration and Hazardous Materials.

          (ccc)    "ERISA" means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

          (ddd)    "ERISA Affiliate" means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a "single employer" within the meaning of Section 414 of the Code.

          (eee)    "ERISA Affiliate Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

          (fff)    "Escrow Agent" has the meaning set forth in the Escrow and Indemnity Agreement.

          (ggg)    "Escrow and Indemnity Agreement" means that certain Escrow and Indemnity Agreement, dated as of the Closing Date, among Raven, the Escrow Agent and the Stockholder Representative, substantially in the form of Exhibit A attached hereto.

          (hhh)    "Escrow Fund" has the meaning set forth in the Escrow and Indemnity Agreement.

          (iii)    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (jjj)    "Exchange Agent" means EquiServe, L.P.

          (kkk)    "Final Net Working Capital" means the Net Working Capital determined in accordance with provisions of Section 3.1.

          (lll)    "Final Net Working Capital Deficit" means the amount, if any, by which the Final Net Working Capital is less than $5,096,229.

          (mmm)    "Final Net Working Capital Surplus" means the amount, if any, by which the Final Net Working Capital exceeds $7,644,343.

          (nnn)    "Financial Statements" means the Audited Financial Statements and the Interim Financial Statements.

          (ooo)    "FLSA" means the United States Fair Labor Standards Act and the rules and regulations promulgated thereunder.

          (ppp)    "FMLA" means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder.

          (qqq)    "Foreign Antitrust Laws" means filings and consents under non-U.S. laws and regulations intended to prohibit, restrict or regulate foreign investment or actions or transactions having the purpose or effect of monopolization, restraint of trade, or harm to competition.

          (rrr)    "Fully Diluted Shares" means the sum of (i) the number of shares of Company Stock issued and outstanding at the Effective Time and not cancelled pursuant to Sections 2.4(c) or 2.4(d) assuming conversion of all shares of Company Preferred Stock into Company Common Stock at the then applicable conversion rate of the Company Preferred Stock plus (ii) the number of shares of Company Common Stock that would be issued upon exercise of all Options outstanding at the Effective Time.

          (sss)    "GAAP" means generally accepted accounting principles as applied in the United States.

          (ttt)    "Governmental Damages" means (i) any penalties or fines paid by any Cavalier Entity to a Governmental Entity or (ii) any restitution paid by any Cavalier Entity to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of any Cavalier Entity of a crime or (y) settlement with or payments to a Governmental Entity for the purpose of closing an investigation by a Governmental Entity for the purpose of imposing criminal sanctions on any Cavalier Entity.

          (uuu)    "Governmental Entity" means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

          (vvv)    "Hazardous Materials" means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, which is in any way governed by or subject to any applicable Environmental Law.

          (www)    "Holders" means the Option Holders and the Stockholders, collectively.

          (xxx)    "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

          (yyy)    "Indemnified Parties" means each present and former director, or officer of the Company or any other Cavalier Entity with rights to indemnification by the Company now existing as provided in the Certificate of Incorporation or the Bylaws, in each case as in effect on the date of this Agreement.

          (zzz)    "Intellectual Property" means any or all of the following and all rights arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor, together with all of the goodwill associated therewith, throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          (aaaa)    "Interim Balance Sheet" means the consolidated balance sheet of the Company as of June 30, 2004 included in the Interim Financial Statements.

          (bbbb)    "Interim Financial Statements" means the unaudited consolidated balance sheet of the Company as of June 30, 2004 and the unaudited consolidated statements of income and cash flows of the Company for the six-month period then ended.

          (cccc)    "Investor Certification" means the investor certification in the form attached hereto as Exhibit B to be delivered to Raven by each Eligible Stockholder who elects to receive a portion of such Eligible Stockholder's merger consideration in shares of Raven Common Stock.

          (dddd)    "Knowledge" means, with respect to the Company, all facts known by any of Sheridan Snyder, Ian Ratcliffe, Glenn Dozier, James Heffernan, John Hopkinson, Aris Persidis, Trenton Miller, Geoff Alms, Mark Keck, Scott Stiles, Christine Reuch, Andy Abler, Marcus Nucci and Dana Tornabene.

          (eeee)    "Labor Laws" means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

          (ffff)    "Laws" means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities.

          (gggg)    "Leased Real Property" means the parcels of real property that any Cavalier Entity leases.

          (hhhh)    "Legal Dispute" means any action, suit or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

          (iiii)    "Liens" mean all mortgages, liens, pledges, security interests, charges, claims and encumbrances of any nature whatsoever.

          (jjjj)    "Majority Stockholders" means those Stockholders listed on Schedule 1.1(jjjj).

          (kkkk)    "Maximum Surplus Payment" means, if the Forward Merger is consummated, an amount equal to the excess of (i) one hundred fifty percent (150%) of the Closing Stock Value over (ii) the Continuity Cash Consideration (other than the Final Net Working Capital Surplus (if any)). If the Reverse Merger is consummated, the Maximum Surplus Payment shall be equal to the Final Net Working Capital Surplus (if any).

          (llll)    "Minority Stockholders" means those holders of Company Stock as of the Effective Time, other than the Majority Stockholders.

          (mmmm)    "Nasdaq" means the Nasdaq National Market.

          (nnnn)    "Net Cash Consideration" means an amount equal to (i) Two Hundred Five Million Dollars ($205,000,000) minus (ii) the product of (A) the aggregate of the Allocated Raven Shares and (B) the Average Price, minus (iii) the sum of (A) the Escrow Amount, (B) the Accounting Expense Amount; (C) the Stockholder Escrow Amount, (D) the Cavalier Debt, (E) the Cavalier Transaction Expenses, (F) fifty percent (50%) of the escrow fees to be paid to the Escrow Agent concurrent with the execution and delivery of the Escrow and Indemnity Agreement relating to the Escrow Fund, as provided in the Escrow and Indemnity Agreement, and (G) all of the escrow fees to be paid to the Escrow Agent concurrent with the execution and delivery of the Escrow and Indemnity Agreement relating to the Accounting Expense Fund and the Stockholder Escrow Fund, as provided in the Escrow and Indemnity Agreement.

          (oooo)    "Net Working Capital" means the book value of the current assets of the Company less the current liabilities of the Company, in all cases as of the Closing Date and determined in accordance with GAAP applied in a manner consistent with the Interim Balance Sheet, except as set forth on Schedule 1.1(oooo).

          (pppp)    "NLRB" means the United States National Labor Relations Board.

          (qqqq)    "Non-Electing Stockholders" means the holders of Company Stock as of the Effective Time, other than the Electing Stockholders.

          (rrrr)    "Options" means all of the issued and outstanding options, warrants, or right to purchase Company Stock and all securities convertible into or exchangeable for Company Stock (other than the Company Preferred Stock).

          (ssss)    "Option Holders" means the holders of the Options as of the Effective Time.

          (tttt)    "OSHA" means the United States Occupational Safety and Health Administration.

          (uuuu)    "Owned Real Property" means the parcels of real property that any Cavalier Entity owns (together with all fixtures and improvements thereon).

          (vvvv)    "Permits" means all material notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

          (wwww)    "Permitted Liens" means (i) Liens for Taxes not yet due and payable, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iv) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such parcel to be sold for its present use.

          (xxxx)    "Per Share Amount" means the amount obtained by dividing (i) the Adjusted Merger Consideration by (ii) the Fully Diluted Shares.

          (yyyy)    "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

          (zzzz)    "PWC" means PricewaterhouseCoopers llp.

          (aaaaa)    "Qualified Electing Stockholders" means those Electing Stockholders who deliver to Raven, no later than two (2) Business Days prior to the Closing Date, payment instructions and such tax and other information as is reasonably requested by Raven.

          (bbbbb)    "Raven Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Raven in connection with the transactions contemplated hereby.

          (ccccc)    "Raven Common Stock" means the common stock of Raven, having par value of $0.01 per share.

          (ddddd)    "Raven Material Adverse Effect" means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to (i) be materially adverse to the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of Raven, or the real or personal property of Raven taken as a whole or (ii) prevent or materially delay the performance by Raven of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (A) changes in Laws of general applicability or interpretations thereof by Governmental Entities, (B) changes in prevailing interest rates, (C) changes in general economic conditions that do not affect Raven (relative to other industry participants) in a materially disproportionate manner, (D) changes in the industry in which Raven operates that do not affect Raven (relative to other industry participants) in a materially disproportionate manner, (E) any effects resulting from the announcement of this Agreement, (F) any decline in trading prices in financial markets generally, (G) any decline in the trading price of shares of Raven Common Stock without reference to any other states of fact, changes, events, effects or occurrences that would otherwise be a Raven Material Adverse Effect, and (H) the failure of Raven to meet earnings expectations published in analysts reports without reference to any other states of fact, changes, events, effects or occurrences that would otherwise be a Raven Material Adverse Effect.

          (eeeee)    "Raven Shares" means that number of shares of Raven Common Stock, rounded down to the nearest whole share, determined by dividing One Hundred Two Million Five Hundred Thousand Dollars ($102,500,000) by the Average Price; provided that if the Reverse Merger is consummated because the conditions in Section 7.2(e) or 7.3(e) have not been satisfied as a result of either or both of (i) the failure of the Closing Stock Value to equal at least 66.67% of the Continuity Cash Consideration or (ii) the refusal or inability of Raven to make the representations requested by counsel pursuant to Section 6.12, "Raven Shares" shall mean that number of shares of Raven Common Stock, rounded down to the nearest whole share, determined by dividing Sixty One Million Five Hundred Thousand Dollars ($61,500,000) by the Average Price. Notwithstanding the foregoing, in no event shall the number of shares of Raven Common Stock comprising the "Raven Shares" exceed 19.99% of the issued and outstanding shares of Raven Common Stock on the Closing Date (as determined immediately prior to the issuance of the Raven Shares).

          (fffff)    "Real Property" means the Owned Real Property and the Leased Real Property.

          (ggggg)    "Registered Intellectual Property" means all United States, international and foreign: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

          (hhhhh)    "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the Closing Date, among Raven and the Electing Stockholders parties thereto, the form of which is attached hereto as Exhibit C.

          (iiiii)    "Release" means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

          (jjjjj)    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (kkkkk)    "Spread" means, with respect to any Option, an amount (rounded down to the nearest whole cent) equal to the product of (i) the excess of the Per Share Amount over the per share exercise price of such Option and (ii) the number of unexercised shares of Company Stock subject to such Option.

          (lllll)    "Stockholder Agreement" means that certain Amended and Restated Shareholder Agreement, dated as of December 14, 2000, among the Company (f/k/a Argonex, Inc.) and the Stockholders listed therein.

          (mmmmm)    "Stock Election" means the irrevocable stock election in the form of Exhibit D attached hereto to be completed, executed and delivered to Raven, in accordance with the instructions attached thereto, by each Eligible Stockholder who elects to be an Electing Stockholder.

          (nnnnn)    "Stockholder Escrow Fund" has the meaning set forth in the Escrow and Indemnity Agreement.

          (ooooo)    "Stockholders" means the holders of the issued and outstanding shares of Company Stock at the Effective Time, other than shares of Company Stock that will be cancelled pursuant to Sections 2.4(c) or 2.4(d).

          (ppppp)    "Taxes" means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any taxing authority of any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any taxing authority of any Governmental Entity with respect thereto.

          (qqqqq)    "Tax Return" means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes.

          (rrrrr)    "Termination Date" means the date prior to the Closing when this Agreement is terminated in accordance with Article IX.

          (sssss)    "Treasury Regulations" means the Income Tax Regulations promulgated under the Code.

          (ttttt)    "Unexercised Options" means all of the Options that have not been exercised as of immediately prior to the Effective Time, other than Options for which the Holder has delivered an irrevocable notice of exercise and payment of the exercise price as contemplated in Section 1.1(zz).

          (uuuuu)    "WARN" means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

        Section 1.2    Other Definitions.    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Agreements	6.18(a)
Accounting Expense Amount	2.5(a)
Accounting Referee	3.1(d)
Acquisition Transaction	6.4
Adjustment Schedule	3.1(a)
Agreement	Preamble
Allocated Percentage	1.1(g)
Cavalier Licenses	4.21(i)
Certificate of Incorporation	Recitals
Certificate of Merger	2.2
Closing	Article VIII
Closing Date	Article VIII
Code	Preamble
Commitment Letter	5.5
Company Contracts	4.14
Company	Preamble
Current Company Benefit Plan	4.17(a)
Customer Contracts	4.25(b)
DGCL	Recitals
Dissenting Shares	2.7(a)
Dissenting Shares Consideration	2.7(a)
Distribution Agreement	4.35
DLLCA	2.3(a)
DOJ	6.5(b)
Effective Time	2.2
Escrow Amount	2.5(a)
Expiration Date	9.1(d)
FDA	4.32
Forward Merger	2.1
FTC	6.5(b)
Information Statement	6.10
Letter of Transmittal	2.8(b)
Merger	2.1
New Certificates	2.8(b)
Objection Notice	3.1(b)
Parties	Preamble
Party	Preamble
Raven	Preamble

Raven SEC Documents	5.4
Reverse Merger	2.1
SEC	5.4
Stockholder Consent	Recitals
Stockholder Escrow Amount	2.5
Stockholder Representative	Preamble
Sub	Preamble
Surviving Company	2.1
Third Party Licenses	4.21(i)

        Section 1.3    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

        Section 1.4    Construction.

          (a)   Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words "include," "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation", (iv) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms "day" and "days" mean and refer to calendar day(s), and (vi) the terms "year" and "years" mean and refer to calendar year(s).

          (b)   Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof, and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as in effect on the date hereof and as amended, modified, supplemented or succeeded, prior to the Closing Date.

ARTICLE II
THE MERGER

        Section 2.1    Merger.    Subject to the terms and conditions of this Agreement and the DGCL, at the Effective Time, the Company will be merged with and into Sub in accordance with the applicable provisions of the DGCL and the separate existence of the Company will thereupon cease (the "Forward Merger"); provided, however, that if all other conditions set forth in Article VII have been satisfied or waived (or are reasonably expected to be satisfied on the delivery of certificates, opinions and instruments and documents), but the conditions in Section 7.2(e) or 7.3(e) have not been satisfied, then Sub shall be merged with and into the Company and the separate existence of Sub will thereupon cease (the "Reverse Merger"). The Forward Merger and the Reverse Merger shall alternatively be referred to as the "Merger". Sub (in the case of a Forward Merger) or the Company (in the case of a Reverse Merger), as the surviving legal entity after the Merger, is hereinafter sometimes referred to as the "Surviving Company".

        Section 2.2    Filing of Certificate of Merger; Effective Time.    On the Closing Date, Sub and the Company shall cause a Certificate of Merger complying with the requirements of the DGCL to be filed with the Secretary of State of Delaware (the "Certificate of Merger"). The Merger will become effective upon the filing of the Certificate of Merger (the "Effective Time").

        Section 2.3    Effect of Merger.    The Merger will have the effects specified in the DGCL. Without limiting the generality of the preceding sentence:

          (a)   if the Forward Merger is consummated, Sub will be the surviving entity in the Forward Merger and will continue to be governed by the laws of the State of Delaware, and the separate existence of Sub and all of its rights, privileges, powers and franchises, public as well as private, and all of its debts, liabilities and duties as a limited liability company organized under the Delaware Limited Liability Company Act (the "DLLCA"), will continue unaffected by the Forward Merger;

          (b)   if the Reverse Merger is consummated, the Company will be the surviving entity in the Reverse Merger and will continue to be governed by the laws of the State of Delaware, and the separate existence of the Company and all of its rights, privileges, powers and franchises, public as well as private, and all of its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Reverse Merger;

          (c)   if the Forward Merger is consummated, the certificate of formation of Sub in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with applicable law;

          (d)   if the Reverse Merger is consummated, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company until amended in accordance with applicable law;

          (e)   if the Forward Merger is consummated, the limited liability company agreement of Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until amended in accordance with the terms of the Surviving Company's certificate of formation, the DLLCA and such limited liability company agreement; and

          (f)    the officers of the Surviving Company following the Effective Time shall be as set forth on Schedule 2.3(g), in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Delaware law and the terms of the Surviving Company's organizational documents.

        Section 2.4    Conversion and Cancellation of Company Securities.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Raven, the Sub, the Company or the Stockholders, the following shall occur:

          (a)   Conversion of the Company Stock.

              (i)  With respect to each Electing Stockholder, all shares of Company Stock issued and outstanding immediately prior to the Effective Time owned by such Electing Stockholder shall be automatically canceled, retired and converted into the right to receive, in the aggregate:

              (A)  the Allocated Raven Shares for such Electing Stockholder;

              (B)  cash (without interest) in an amount (rounded down to the nearest whole cent) equal to (X) the product of the number of shares of Company Stock owned by such Electing Stockholder immediately prior to the Effective Time (assuming conversion of all shares of Company Preferred Stock into Company Common Stock at the then applicable conversion rate of the Company Preferred Stock) and the Per Share Amount minus (Y) the product of the Allocated Raven Shares for such Electing Stockholder and the Average Price; and

              (C)  payments (if any) to be made to the Holders after the Closing Date under and pursuant to the Escrow and Indemnity Agreement.

             (ii)  Subject to Section 2.7, with respect to each Non-Electing Stockholder, all shares of Company Stock issued and outstanding immediately prior to the Effective Time owned by such Non-Electing Stockholder shall be automatically canceled, retired and converted into the right to receive:

              (A)  cash (without interest) in an amount (rounded down to the nearest whole cent) equal to the product of the Per Share Amount and the number of shares of Company Stock owned by such Non-Electing Stockholder immediately prior to the Effective Time (assuming conversion of all shares of Company Preferred Stock into Company Common Stock at the then applicable conversion rate of the Company Preferred Stock); and

              (B)  payments (if any) to be made to the Holders after the Closing Date under and pursuant to the Escrow and Indemnity Agreement.

          (b)    Conversion of the Options.    Each Unexercised Option, whether vested or unvested, immediately prior to the Effective Time shall terminate and shall be converted into the right to receive (i) the Spread with respect to such Unexercised Option and (ii) payments (if any) to be made to the Holders after the Closing Date under and pursuant to the Escrow and Indemnity Agreement.

          (c)    Cancellation of Treasury Stock.    Any share of Company Stock which is held by the Company as treasury stock shall be canceled and retired, without any conversion thereof, and shall cease to exist and no consideration shall be delivered or deliverable with respect thereto.

          (d)    Cancellation of Company-Owned Stock.    Each share of Company Stock held by the Company or owned by Raven, Sub or any Cavalier Entity immediately prior the Effective Time shall be canceled and extinguished without any conversion thereof.

          (e)    Membership Interests of Sub.

              (i)  If the Forward Merger is consummated, the membership interest of Sub immediately prior to the Effective Time shall become, at the Effective Time, the sole membership interest of the Surviving Company.

             (ii)  If the Reverse Merger is consummated, the membership interest of Sub immediately prior to the Effective Time shall be converted into and become, at the Effective Time, an aggregate of ten validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company.

        Section 2.5    Payment of Closing Amounts.    On the Closing Date, Raven shall:

          (a)   deposit in escrow with the Escrow Agent an amount in cash equal to (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the "Escrow Amount"), plus (ii) the amount of the Dissenting Shares Consideration, if any, which amount shall be held and disbursed in accordance with the terms of the Escrow and Indemnity Agreement;

          (b)   deposit in escrow with the Escrow Agent an amount in cash equal to One Hundred Thousand Dollars ($100,000) (the "Accounting Expense Amount"), which amount shall be held and disbursed in accordance with the terms of the Escrow and Indemnity Agreement;

          (c)   deposit in escrow with the Escrow Agent an amount in cash equal to Four Hundred Thousand Dollars ($400,000) (the "Stockholder Escrow Amount"), which amount shall be held and disbursed in accordance with the terms of the Escrow and Indemnity Agreement;

          (d)   pay to the Escrow Agent the fees due and payable upon execution of the Escrow and Indemnity Agreement;

          (e)   pay or cause to be paid to the Qualified Electing Stockholders the cash payments due to such Qualified Electing Stockholders pursuant to Section 2.4(a)(i)(B); and

          (f)    pay to the Exchange Agent in cash the aggregate amount due to the Electing Stockholders (other than the Qualified Electing Stockholders) pursuant to Section 2.4(a)(i)(B), the Non-Electing Stockholders pursuant to Section 2.4(a)(ii)(A), and the Option Holders pursuant to Section 2.4(b)(i), which amounts shall be paid to each such Holder in accordance with the provisions of Sections 2.4(a)(i), 2.4(a)(ii) and 2.4(b) upon delivery to the Exchange Agent of such Holder's Certificate or Certificates and a duly completed and executed Letter of Transmittal in accordance with Section 2.8.

        Section 2.6    Withholding.    Raven, the Surviving Company and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code, the Treasury Regulations or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Parties currently anticipate the following types of withholding: (i) withholding of income and employment taxes against payments made in respect of Options and (ii) backup withholding under Section 3406 of the Code against payments to Persons failing to provide appropriate evidence establishing that such backup withholding is not required. Without limiting its rights to withhold under this Section 2.6, Raven agrees to provide advance notice to the Stockholder Representative, as soon as reasonably practicable and in any event no later than five (5) days prior to the Closing Date, of the general nature of any other type of Tax withholding that Raven determines to be required in respect of payments made to Stockholders under this Agreement and shall allow the Stockholders to provide documentation to minimize or eliminate such withholding.

        Section 2.7    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Non-Electing Stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the applicable amount pursuant to Section 2.4(a)(ii), and an amount equal to the aggregate consideration payable with respect to such Dissenting Shares pursuant to Section 2.4(a)(ii)(A) shall be deposited in escrow with the Escrow Agent pursuant to the Escrow and Indemnity Agreement (the "Dissenting Shares Consideration"). Such Non-Electing Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares out of the Escrow Fund in accordance with Section 262 of the DGCL and in accordance with the terms of the Escrow and Indemnity Agreement; provided that if the Escrow Fund is insufficient to make such payment, then the Surviving Company shall make all necessary payments in excess of the Escrow Fund. All Dissenting Shares held by Non-Electing Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable amount pursuant to Section 2.4(a)(ii), without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Company Stock, in the manner provided, and subject to the conditions of, this Article II.

          (b)   The Company shall give Raven (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) prior to the Effective Time, the opportunity to participate in all material negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Raven, which shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        Section 2.8    Surrender of Shares.

          (a)   Prior to or as of the Effective Time, Raven shall deposit with the Exchange Agent, for the benefit of the Holders, (i) cash in an amount sufficient to pay the cash consideration due to the Holders pursuant to Sections 2.4(a)(i)(B), 2.4(a)(ii)(A), and 2.4(b)(i), and (ii) the aggregate number of Allocated Raven Shares due to the Electing Stockholders pursuant to Section 2.4(a)(i)(A). The cash so deposited shall be invested by the Exchange Agent as directed by Raven or, after the Effective Time, the Surviving Company; provided that such investments shall be in obligations of the United States of America. Any net profit resulting from, or interest or income produced by, such investments will be payable to Raven.

          (b)   As soon as practicable after the Closing Date, Raven shall cause to be mailed to each Holder a letter of transmittal (the "Letter of Transmittal"). The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates; (ii) authorize and acknowledge the appointment of the Stockholder Representative pursuant to the provisions of, and the authority granted in, Section 10.15; (iii) waive any and all liability of, or claims against, any Raven Indemnified Party (as defined in the Escrow and Indemnity Agreement) for (A) disbursements of the Escrow Fund to the Stockholder Escrow Fund or to any Holder or Holders; (B) disbursement of the Stockholder Escrow Amount; or (C) disbursement of the Accounting Expense Fund pursuant to the Escrow and Indemnity Agreement, and (iv) be in form and substance reasonably satisfactory to Raven. After the Effective Time, upon surrender, in accordance with this Section 2.8(b), to the Exchange Agent of a Certificate, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor as soon as practicable thereafter the cash and, if applicable, a new certificate or new certificates (the "New Certificates") representing the number of full shares of Raven Common Stock, in each case, to be received by the Holder of such Certificate pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company of shares of Company Stock or Options and, if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the applicable consideration pursuant to Section 2.4. If any New Certificate is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Surviving Company or its transfer agent any transfer or other Taxes required by reason of the issuance of New Certificates in, or remittance of cash to, a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Company that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable consideration pursuant to Section 2.4.

          (c)   No dividends or other distributions with respect to shares of Raven Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Raven Common Stock to be received in respect thereof until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the New Certificate or New Certificates representing whole shares of Raven Common Stock issued in connection therewith, without interest, (i) at the time of such surrender, any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Raven Common Stock, and (ii) at the appropriate payment date, any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Raven Common Stock.

          (d)   The consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Stock and the Options so exchanged. No New Certificates or scrip representing fractional shares of Raven Common Stock shall be issued in connection with the Merger.

          (e)   At any time following the date which is twelve (12) months after the Effective Time, Raven shall be entitled to require the Exchange Agent to deliver to it any Raven Common Stock or funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates and thereafter such holders shall be entitled to look to Raven and the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the applicable consideration payable upon due surrender of their Certificates pursuant to Section 2.4. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Stock and Options for the applicable consideration.

ARTICLE III
CALCULATION OF MERGER CONSIDERATION ADJUSTMENTS

        Section 3.1    Net Working Capital.

          (a)    Raven Calculations.    As promptly as practicable, but in any event no later than ninety (90) days following the Closing Date, Raven will prepare and deliver to the Stockholder Representative a schedule (the "Adjustment Schedule") setting forth Raven's calculation of the Net Working Capital. The Adjustment Schedule shall set forth by line item the components of Net Working Capital and shall be accompanied by such detail and supporting schedules as may be necessary, or may be reasonably requested by the Stockholder Representative, to verify Raven's calculations.

          (b)    Objections.    If the Stockholder Representative disagrees with Raven's calculation of Net Working Capital as shown on the Adjustment Schedule delivered pursuant to Section 3.1(a), the Stockholder Representative may, within thirty (30) days after delivery of the documents referred to in Section 3.1(a), deliver a notice (an "Objection Notice") to Raven disagreeing with such calculation and setting forth the Stockholder Representative's calculation of Net Working Capital. If the Stockholder Representative does not timely deliver an Objection Notice, the amounts of Net Working Capital shown on the Adjustment Schedule shall be the Final Net Working Capital for all purposes under and pursuant to this Agreement. Any such Objection Notice shall specify those line items in the Adjustment Schedule and the items, amounts, calculations, or valuations used to determine such line items, as to which the Stockholder Representative disagrees. The Stockholder Representative shall be deemed to have agreed with all line items or amounts contained in the

  Adjustment Schedule and all calculations or valuations used in determining any line item of the Net Working Capital set forth in the Adjustment Schedule delivered pursuant to Section 3.1(a), unless, and only to the extent that, such items, amounts, calculations or valuations are specifically objected to in the Objection Notice.

          (c)    Resolution.    If an Objection Notice is duly delivered pursuant to Section 3.1(b) Raven and the Stockholder Representative shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts.

          (d)    Accounting Referee.    If during such period set forth in Section 3.1(c), Raven and the Stockholder Representative are unable to reach a final resolution, Raven and the Stockholder Representative will jointly retain an accounting firm of recognized national standing (the "Accounting Referee") to resolve any remaining disagreements. If Raven and the Stockholder Representative are unable to agree on the choice of the Accounting Referee, then the Accounting Referee will be chosen by lot by Raven and the Stockholder Representative from between KPMG llp, Grant Thornton llp and BDO Seidman llp in each case using a partner of the New York, NY or Washington, DC office of such firms. Raven and the Stockholder Representative will direct the Accounting Referee to render a determination and to send notice of such determination to Raven and the Stockholder Representative pursuant to the provisions of Section 10.1 within sixty (60) days of its retention and Raven, the Stockholder Representative, and their respective agents will cooperate with the Accounting Referee during its engagement. The Accounting Referee will consider only those line items and amounts in the Adjustment Schedule set forth in the Objection Notice that Raven and the Stockholder Representative are unable to resolve. Raven and the Stockholder Representative shall each submit a binder to the Accounting Referee promptly (and in any event within twenty (20) days after the Accounting Referee's engagement), which binder shall contain such Party's computation of those line items or amounts contained in the Adjustment Schedule about which the parties could not resolve any differences and such Party's calculation of Net Working Capital. The Accounting Referee shall review such binders and base its determination solely on them; provided that if a Party fails to submit such a binder, the Accounting Referee shall proceed to determine the Net Working Capital without such binder. In resolving all disputed line items and amounts, the Accounting Referee's determination of Net Working Capital may not exceed the amount of Net Working Capital set forth on the Objection Notice and may not be less than the amount of Net Working Capital set forth on the Adjustment Schedule. The Accounting Referee's determination will be based on the definition of Net Working Capital set forth in this Agreement. The determination of the Accounting Referee of the Net Working Capital will be conclusive and binding upon the parties and such amounts as determined by the Accounting Referee will be the Final Net Working Capital for all purposes pursuant to this Agreement.

          (e)    Expenses.    The Stockholder Representative shall bear a percentage of the costs and expenses of the Accounting Referee equal to the difference between the aggregate amount contested by the Stockholder Representative set forth on the Objection Notice and amounts actually paid to the Stockholder Representative with respect to contested items, as a percentage of the aggregate amount so contested; provided that the expenses to be borne by the Stockholder Representative shall not exceed the Accounting Expense Amount and shall be disbursed from the Accounting Expense Fund pursuant to the Escrow and Indemnity Agreement. Promptly following the determination of Final Net Working Capital, the Stockholder Representative shall instruct the Escrow Agent to disburse from the Accounting Expense Fund that portion of the cost and expenses of the Accounting Referee to be borne by the Stockholder Representative and, at the direction of the Stockholder Representative, either distribute any remaining portion of the Accounting Expense Fund to the Holders in accordance with Exhibit A attached to the Escrow and Indemnity Agreement or add such portion to the Stockholder Escrow Fund. Raven shall bear the remainder of such costs and expenses.

          (f)    Access and Cooperation.    Raven and the Stockholder Representative agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Adjustment Schedule and the calculation of Net Working Capital and in the conduct of the reviews and procedures referred to in this Section 3.1, including the making available, to the extent necessary, of books, records, work papers and personnel.

        Section 3.2    Adjustment to Merger Consideration.

          (a)   If there is a Final Net Working Capital Surplus, within five (5) Business Days after the determination of the Final Net Working Capital in accordance with Section 3.1, Raven shall deposit into the Escrow Fund, to be held and disbursed pursuant to the Escrow and Indemnity Agreement, an amount equal to the lesser of (i) the Final Net Working Capital Surplus or (ii) if different, the Maximum Surplus Payment.

          (b)   If there is a Final Net Working Capital Deficit, there shall be disbursed to Raven from the Escrow Fund within five (5) Business Days after the determination of the Final Net Working Capital in accordance with Section 3.1, the amount of the Final Net Working Capital Deficit. The Stockholder Representative shall promptly execute and deliver to the Escrow Agent any certificate or other notice required by the Escrow and Indemnity Agreement to authorize such disbursement to Raven.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on a schedule attached hereto whose number corresponds to the section or subsection of this Article IV, to which such schedule is intended to respond, the Company hereby represents and warrants to Raven and Sub as follows:

        Section 4.1    Organization.    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. Schedule 4.1 sets forth an accurate and complete list of all Cavalier Entities and their states or jurisdictions of incorporation or organization. Each such Cavalier Entity is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization. Each Cavalier Entity has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Cavalier Entity is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect. The Company has heretofore made available to Raven true, correct and complete copies of the Certificate of Incorporation, the Bylaws and the other charter documents of the Cavalier Entities as currently in effect and the corporate record books with respect to actions taken by each of its stockholders and board of directors. Schedule 4.1 contains a true and correct list of the jurisdictions in which each Cavalier Entity is qualified or registered to do business as a foreign corporation.

        Section 4.2    Authorization.

          (a)   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including (i) the unanimous approval of the Board of Directors of the Company and (ii) the approval and adoption of this Agreement by the Stockholders pursuant to the Stockholder Consent) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated herein (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Raven and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

          (b)   As of the date of this Agreement, the Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Stockholders; (ii) determined that the Escrow and Indemnity Agreement and the transactions contemplated thereby are advisable and in the best interests of the Stockholders; and (iii) recommended that the Stockholders entitled to vote thereon approve and adopt this Agreement and the transactions contemplated herein, including the Merger.

          (c)   The Stockholder Consent constitutes a valid consent in writing of the Stockholders in lieu of a meeting under Section 228 of the DGCL approving and adopting the Merger, this Agreement and the transactions contemplated herein. Such consent constitutes all stockholder action required by the DGCL, the Certificate of Incorporation and Bylaws and this Agreement to approve and adopt this Agreement, the Merger and the transactions contemplated herein. The Stockholder Consent is effective to waive any rights of first refusal and other rights and provisions granted pursuant to the Stockholder Agreement and to waive the application of Section E.1.(c) of Article Fourth of the Certificate of Incorporation.

        Section 4.3    Capital Stock.    Schedule 4.3 accurately and completely sets forth the capital structure of each Cavalier Entity by listing thereon the number of shares of capital stock of each Cavalier Entity which are authorized and which are issued and outstanding, including a listing of Stockholders and the number of shares of Company Stock owned by each Stockholder. All of the issued and outstanding shares of capital stock of the Cavalier Entities (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by the Persons and in the amounts set forth on Schedule 4.3, and (d) were not issued in violation of the preemptive rights of any person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Entities. No shares of capital stock of the Cavalier Entities are reserved for issuance or are held as treasury shares. Schedule 4.3 sets forth a list of all outstanding options, warrants and other rights, including calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of any Cavalier Entity, the holders thereof, the number of shares of Company Stock subject to such security and the exercise price or exchange ratio thereof. All Options were issued by the Company pursuant to the Company's 1996 Equity Incentive Plan, as such plan has been amended from time to time. There have been no amendments to Section 6(h) of the Company's 1996 Equity Incentive Plan since the inception of such plan. There are no outstanding contracts or other agreements of any Cavalier Entity, or, to the Company's Knowledge, any Stockholder or any other Person, to purchase, redeem or otherwise acquire any outstanding shares of capital stock of any Cavalier Entity, or securities or obligations of any kind convertible into any shares of the capital stock of such Cavalier Entity. There are no dividends which have accrued or been declared but are unpaid on the capital stock of any Cavalier Entity. There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any Cavalier Entity. Schedule 4.3 also lists all dividends or distributions made by Cavalier Entities to their respective stockholders since January 1, 1999. As of the date hereof, the Majority Stockholders own (i) at least eighty-five percent (85%) of the Company Common Stock (assuming conversion of all outstanding shares of Company Preferred Stock into Company Common Stock at the applicable conversion rate of the Company Preferred Stock on the date hereof), (ii) at least sixty-six percent (66%) of the Registrable Securities (as defined in the

Stockholder Agreement), and (iii) at least seventy-five percent (75%) of the aggregate outstanding Company Series 3 Preferred Stock, Company Series 4 Preferred Stock and Company Series 5 Preferred Stock.

        Section 4.4    Subsidiaries.    Other than the ownership by the Company of Cavalier USA, Inc., Cavalier GmbH and Cavalier Unlimited, no Cavalier Entity owns, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

        Section 4.5    Absence of Restrictions and Conflicts.

          (a)   The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the Certificate of Incorporation, the Bylaws or the other charter documents of any Cavalier Entity, (ii) any Company Contract, Customer Contract, Distributor Agreement, Cavalier License, Third Party License, (iii) except as would not have a Company Material Effect, any other contract, document, agreement, permit, franchise, license or other instrument applicable to the Company, or (iv) assuming that all consents, approvals and authorizations contemplated by Section 4.5(b) have been obtained and all filings described in such clauses have been made, any judgment, decree or order of any Governmental Entity to which any Cavalier Entity is a party or by which any Cavalier Entity or any of their respective properties are bound or any Law applicable to any Cavalier Entity or arbitration award applicable to any Cavalier Entity.

          (b)   The execution, delivery and performance of this Agreement and the Company Ancillary Documents by the Company and the consummation of the transactions contemplated hereby or thereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements of the HSR Act, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iii) filings and consents, if any, under Foreign Antitrust Laws.

        Section 4.6    Real Property.

          (a)   Schedule 4.6(a) sets forth a true and correct legal description of the Owned Real Property. A Cavalier Entity other than the Company has good and marketable title to each parcel of the Owned Real Property, free and clear of all Liens, other than Permitted Liens.

          (b)   Schedule 4.6(b) sets forth a true and correct description of the Leased Real Property. The Company has provided to Raven a true and correct copy of each lease relating to the Leased Real Property.

          (c)   The Cavalier Entities have a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect.

          (d)   No portion of the Owned Real Property, and, to the Knowledge of the Company, the Leased Real Property, or any building or improvement located thereon, (i) violates any Law in any material respect, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control, except where such violation would not have a Company Material Adverse Effect, or (ii) is subject to any Lien created by, or arising through, a Cavalier Entity, except for the Permitted Liens. Except for the Permitted Liens, no Real Property is subject to (i) any governmental decree or order (or, to the Knowledge of the Company, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except such of the foregoing as would not reasonably be expected to result in a Company Material Adverse Effect.

          (e)   The improvements and fixtures on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against any of the Real Property or any improvement thereon. The Real Property constitutes all of the real property utilized by the Cavalier Entities in the operation of the Business.

        Section 4.7    Title to Assets; Related Matters.    Each Cavalier Entity has good title to all of its respective tangible personal property and assets, free and clear of all Liens, except Permitted Liens. All equipment and other items of tangible personal property and assets of each Cavalier Entity (a) is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) is usable in the regular and ordinary course of business and (c) conforms to all applicable Laws. To the Knowledge of the Company, no such equipment or other tangible personal property contains any defect or problem, other than ordinary wear and tear and any defects or problems that would not reasonably be expected to result in a Company Material Adverse Effect. No Person other than the Cavalier Entities owns any equipment or other tangible personal property or assets situated on the premises of the Cavalier Entities, except for leased items that are subject to personal property leases. Since December 31, 2003, no Cavalier Entity has sold, transferred or disposed of any assets, other than sales of inventory in the ordinary course of business. Schedule 4.7 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Cavalier Entities having a book value of more than $25,000.

        Section 4.8    Inventory.    The inventory of each Cavalier entity (a) consists of raw material and supplies, manufactured and purchased parts and materials, goods in process, and finished goods, (b) is sufficient for the operation of the Business in the ordinary course consistent with past practice, (c) is valued on the books and records of the Company in accordance with GAAP, and (d) is subject to reserves determined in accordance with GAAP consistently applied. The book value of any such inventory that is excess, obsolete, damaged, or defective does not exceed the reserve for inventory reflected in the inventory line item on the Interim Balance Sheet. The amount at which the inventory of the Cavalier Entities is carried on the Interim Balance Sheet fairly represents, in all material respects, the cost (or market value, if lower) of such inventory as determined in accordance with GAAP.

        Section 4.9    Financial Statements.

          (a)   True and complete copies of the Financial Statements are attached hereto as Schedule 4.9. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the other Cavalier Entities, which books and records are correct and complete and have been maintained on a basis consistent with the past practice of the Cavalier Entities. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the other Cavalier Entities as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents the consolidated results of operations and changes in cash flows, as the case may be, of the Company and the other Cavalier Entities for the periods set forth therein, in each case in accordance with GAAP (except that the Interim Financial Statements do not contain footnotes and are subject to customary recurring year-end adjustments that are not, individually or in the aggregate, material) consistently applied during the periods involved. Since January 1, 2001, there has been no change in any accounting policy of the Company other than changes in accordance with GAAP.

          (b)   PWC, which has expressed its opinion with respect to the Financial Statements, is, and has been throughout the periods covered by the Financial Statements, "independent" with respect to the Company within the meaning of SEC Regulation S-X. None of the chief executive officer, controller, chief financial officer, chief accounting officer or any person serving in an equivalent position with any Cavalier Entity was employed by PWC and participated in any capacity in the audit of the Financial Statements.

          (c)   Each of the Company and the Cavalier Entities maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls that provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and procedures are implemented to effect the collection thereof on a current and timely basis.

        Section 4.10    No Undisclosed Liabilities.    No Cavalier Entity has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) required to be shown on the face of the Interim Balance Sheet in accordance with GAAP that are not adequately reflected or provided for in the Interim Balance Sheet, except liabilities and obligations that have been incurred since the date of the Interim Balance Sheet in the ordinary course of business, consistent with the past practice of the Company, and are not (singly or in the aggregate) material to the Company.

        Section 4.11    Absence of Certain Changes.    Since June 30, 2004, there has not been (i) any Company Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of any Cavalier Entity with a value in excess of $25,000, whether or not covered by insurance, or (iii) any action taken of the type described in Section 6.1, that, had such action occurred following the date hereof without Raven's prior approval, would be in violation of such Section 6.1.

        Section 4.12    Legal Proceedings.    There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Company, threatened against, relating to or involving any Cavalier Entity or the real or personal property (whether tangible or intangible) of any Cavalier Entity. No Cavalier Entity is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

        Section 4.13    Compliance with Law.    Each Cavalier Entity is (and has been at all times during the past five (5) years) in compliance with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the safety and health of employees) except where the failure to comply with such Laws would not reasonably be expected to result in a Company Material Adverse Effect. No Cavalier Entity has been charged with, has received written notice that it is under investigation with respect to, or to the Knowledge of the Company, is otherwise now under investigation with respect to, a violation of any applicable Law. No Cavalier Entity is a party to, or bound by, any order, judgment, decree, injunction or award of any Governmental Entity. Each Cavalier Entity has filed all reports and has all licenses and permits required to be filed with any Governmental Entity on or prior to the date hereof, except for such reports, licenses and permits, the failure of which to file or obtain would not reasonably be expected to result in a Company Material Adverse Effect.

        Section 4.14    Company Contracts.    Schedule 4.14 sets forth a true, correct and complete list of the following contracts to which any Cavalier Entity is a party (the "Company Contracts") (other than the Options set forth on Schedule 4.3, the Employment Agreements set forth on Schedule 4.16, the Company Benefit Plans set forth on Schedule 4.17(a), the insurance policies set forth on Schedule 4.19, the Cavalier Licenses set forth on Schedule 4.21(i)(1), the Third Party Licenses set forth on

Schedule 4.21(i) (2), the Customer Contracts set forth on Schedule 4.25(b) and the Distributor Agreements set forth on Schedule 4.35):

          (a)   all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees, agreements with respect to Capitalized Lease Obligations or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of any Cavalier Entity;

          (b)   (i) all leases involving any tangible personal property or assets involving an annual commitment or payment of more than $50,000 individually by any Cavalier Entity, and (ii) all leases involving real property;

          (c)   all contracts and agreements that limit or restrict any Cavalier Entity from engaging in any business in any jurisdiction;

          (d)   all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the future payment by any Cavalier Entity of an amount in excess of $50,000;

          (e)   all contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

          (f)    all contracts and agreements granting any Person a Lien (other than a Permitted Lien) on all or any part of any asset of any Cavalier Entity;

          (g)   all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

          (h)   all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

          (i)    all agreements or contracts with agents or representatives that are not terminable without penalty on ninety (90) days or less notice;

          (j)    all contracts and agreements with Governmental Entities relating to tax incentives;

          (k)   all contracts providing for the indemnification or holding harmless of (i) any officer, director or employee other than the certificate of incorporation or bylaws of any Cavalier Entity or (ii) any other Person other than customer contracts or licenses entered into in the ordinary course of business.

          (l)    all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

          (m)  all outstanding powers of attorney empowering any Person to act on behalf of any Cavalier Entity; and

          (n)   all existing contracts and commitments (other than those described in subsections (a) through (m) of this Section 4.14) to which any Cavalier Entity is a party or by which the properties or assets of any Cavalier Entity are bound involving an annual commitment or annual payment to or from any Cavalier Entity during the twelve (12) month period ended June 30, 2004 of more than $100,000 individually.

True, correct and complete copies of all Company Contracts have been provided to Raven. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Cavalier Entity and each other party to such Company Contracts. There is no existing material default or breach of any Cavalier Entity under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute a material default or breach) and, to the Knowledge of the Company, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a material default or breach) with respect to any third party to any Company Contract. The Company is not participating in any discussions or negotiations regarding modification of or amendment to any Company Contract that would be adverse to the Cavalier Entities.

        Section 4.15    Tax Returns; Taxes.

          (a)   (i) All Tax Returns of any Cavalier Entity required to have been filed through the date hereof in accordance with any applicable Law have been duly filed and are correct and complete in all material respects; (ii) all Taxes due and owing by any Cavalier Entity (whether or not shown on any Tax Return) have been paid in full; (iii) the unpaid Taxes of the Cavalier Entities did not, as of the date of the Interim Balance Sheet, exceed the reserve for Tax liability (including Taxes accrued as currently payable but excluding any reserve established to reflect timing differences between book and Tax income) reflected on the Interim Balance Sheet; (iv) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of any Cavalier Entity are due to be filed; (v) all deficiencies for Tax asserted in writing by any taxing authority as a result of any examination of any Tax Returns of any Cavalier Entity have been paid in full, accrued on the books of a Cavalier Entity, or finally settled, and no issue has been raised by such authority in any such deficiency which, by application of the same or similar principles, reasonably would be expected to result in a proposed deficiency for any other period not so examined; (vi) no deficiencies for any additional Taxes of any Cavalier Entity are being asserted, proposed or threatened in writing, and no Cavalier Entity has received written notice from any taxing authority that any audit or investigation of a Tax Return of any Cavalier Entity is currently underway or pending; (vii) no claim has ever been made in writing by a Governmental Entity in a jurisdiction in which any Cavalier Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (viii) each Cavalier Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (ix) there are no outstanding waivers or agreements by or on behalf of any Cavalier Entity for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, or any notice of proposed reassessment of any property owned or leased by any Cavalier Entity between any Cavalier Entity and any taxing authority; (x) there are no Liens for Taxes (other than Liens for Taxes which are not yet due and payable) upon any of the assets of any Cavalier Entity; (xi) the Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xii) no Cavalier Entity is a party to, or bound by, any Tax allocation or sharing agreement with any entity that is not also a Cavalier Entity; (xiii) no Cavalier Entity has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group for which the Company is the common parent); (xiv) no Cavalier Entity has any liability for the Taxes of any Person (other than itself or another Cavalier Entity) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; and (xv) neither the Company nor any Cavalier Entity has distributed stock of another person in a transaction that was purported or intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution that would constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (b)   Each Cavalier Entity has delivered to Raven true and complete copies of all income Tax Returns (together with any audit reports and statements of deficiencies from any taxing authority related to such returns) for each of the last three (3) taxable years filed by or issued to or with respect to such Cavalier Entity (or, insofar as such items relate to such Cavalier Entity, by or to any affiliated, consolidated, combined, or unitary group of which such Cavalier Entity was then a member).

        Section 4.16    Officers and Employees.    Schedule 4.16 contains a true and complete list of (i) all of the officers of each Cavalier Entity, specifying their position, annual rate of compensation, date of hire and work location and (ii) all of the employees (whether full-time, part-time or otherwise) and independent contractors of each Cavalier Entity as of the date hereof, specifying their position, annual salary, hourly wages, date of hire, work location, and consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement. No Cavalier Entity is a party to or bound by any Employment Agreement. The Company has provided to Raven true, correct and complete copies of each such Employment Agreement. No Cavalier Entity has improperly classified any Person as an independent contractor. No Cavalier Entity has made any oral commitments to any officer, employee, former employee, consultant or independent contractor of any Cavalier Entity with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. All officers and employees of each Cavalier Entity are active on the date hereof. No officer or employee of any Cavalier Entity is related by blood or marriage to any other officer or employee of any Cavalier Entity. As of the date hereof, no salaried employee of any Cavalier Entity has notified any Cavalier Entity of his or her intention to resign or retire. To the Knowledge of the Company, no officer or key employee of any Cavalier Entity is a party to or bound by any contract or agreement that limits or restricts such officer or key employee from engaging in any business related to the Business in any jurisdiction. Schedule 4.16 sets forth a list of all open positions for which the Cavalier Entities are seeking to hire new officers or employees.

        Section 4.17    Company Benefit Plans.

          (a)   Schedule 4.17(a) contains a true and complete list of the Company Benefit Plans sponsored, maintained or contributed to by the Cavalier Entities or to which the Cavalier Entities have made or have been required to make contributions at any time during the six-year period ending on the Closing Date. Any Company Benefit Plan currently sponsored, maintained or contributed to by the Company (a "Current Company Benefit Plan") is noted on such schedule.

          (b)   The Company further represents and warrants the following information concerning Company Benefit Plans and related matters:

              (i)  With respect to each Current Company Benefit Plan identified on Schedule 4.17(a), the Company has heretofore delivered to Raven true and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the immediately preceding three (3) completed plan years, the most recent determination letter received from the Internal Revenue Service with respect to each Current Company Benefit Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests and such other documentation as reasonably requested by Raven.

             (ii)  The records of the Cavalier Entities accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service, and all such records are maintained in a usable form.

            (iii)  No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a "multiemployer pension plan" (as defined in Section 4001(a)(3) of ERISA) or subject to Section 302 of ERISA. No Cavalier Entity has terminated or withdrawn from, and no fact exists that could reasonably be expected to result in a termination or withdrawal from, a Company Benefit Plan that is subject to Title IV of ERISA. No Cavalier Entity has incurred, and no fact exists that reasonably could be expected to result in, liability as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Plan.

            (iv)  No Company Benefit Plan or ERISA Affiliate Plan is or was a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

             (v)  Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all Applicable Benefit Laws. No Cavalier Entity has incurred, and no fact exists that reasonably could be expected to result in, any liability with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, Tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

            (vi)  No fact or circumstance exists that could reasonably be expected to adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt, including a Simple IRA Plan. Further, each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter indicating that it is so qualified.

           (vii)  There is no pending or, to the Knowledge of the Company, threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan required to be registered.

          (viii)  The assets of each Company Benefit Plan are reported at their fair market value on the financial statements, if any, of each such plan.

            (ix)  No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of any Cavalier Entity or any predecessor in interest of any Cavalier Entity for periods extending beyond their retirement or other termination of service, other than COBRA Coverage and only to the extent required by COBRA Coverage.

             (x)  All contributions or premium payments required to be made by any Cavalier Entity under the terms of each Company Benefit Plan or by ERISA, the Code or Applicable Benefit Law have been made in a timely fashion in accordance with ERISA, the Code or Applicable Benefit Law and the terms of the Company Benefit Plan.

            (xi)  No insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

           (xii)  There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto, and no Cavalier Entity nor any of their agents, directors, officers or employees has been in breach of any fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto.

          (xiii)  Each Cavalier Entity has the right under the terms of each Company Benefit Plan and under ERISA, the Code and all Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Cavalier Entity, and no additional contributions would be required to properly effect such termination.

          (xiv)  The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of any Cavalier Entity to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

           (xv)  Without taking into account any "parachute payments" (as such term is defined in Section 280G of the Code) that may arise as a result of any bonus, change in control, employment, severance, stock option agreement or any similar compensatory arrangement, as may be entered into between any officer, director or stockholder of any Cavalier Entity and Raven, Sub or, after the Effective Time, the Surviving Company, no Cavalier Entity has made any payments, is obligated to make any payments, or is a party to any agreement, that under certain circumstances could obligate any Cavalier Entity to make any payments that will not be deductible for federal income Tax purposes by reason of Section 280G of the Code (including any accelerated vesting of the Options).

          (xvi)  No Cavalier Entity has any duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any Company Benefit Plan or ERISA Affiliate Plan.

        Section 4.18    Labor Relations.

          (a)   In their capacity as employees of a Cavalier Entity, none of any Cavalier Entity's employees have been, and the Cavalier Entities' employees currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Entity.

          (b)   In their capacity as employees of a Cavalier Entity, none of any Cavalier Entity's employees have been, and the Cavalier Entities' employees currently are not, signatories to a collective bargaining agreement with any trade union, labor organization or group.

          (c)   No representation election petition or application for certification has been filed by employees of any Cavalier Entity in their capacity as employees of a Cavalier Entity or is pending with the NLRB or any other Governmental Entity and, to the Knowledge of the Company, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of any Cavalier Entity has occurred, is in progress or is threatened.

          (d)   To the Knowledge of the Company, none of the employees of any Cavalier Entity has engaged in any unfair labor practice. No Cavalier Entity is aware of any pending or, to the Knowledge of the Company, threatened NLRB proceeding of any kind, including any such proceeding against any Cavalier Entity or any trade union, labor union, employee organization or labor organization representing the employees of any Cavalier Entity.

          (e)   No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending against any Cavalier Entity or, to the Knowledge of the Company, has been threatened against any Cavalier Entity.

          (f)    No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" intended to affect or modify the wages, hours, or other terms and conditions of employment for any Cavalier Entity employee, is in progress or, to the Knowledge of the Company, has been threatened.

          (g)   No breach of contract or denial of fair representation claim has been filed or is pending or, to the Knowledge of the Company, threatened against any Cavalier Entity by any trade union, labor union, employee organization or labor organization representing the employees of any Cavalier Entity.

          (h)   No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding Taxes, penalties, overtime, vacation pay or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of the Company, threatened under the FLSA, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign Law.

          (i)    No discrimination or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, threatened against any Cavalier Entity under the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA and FLSA, ERISA or any other employment Law.

          (j)    No Cavalier Entity is a federal or state contractor or subcontractor.

          (k)   No citation has been issued by OSHA against any Cavalier Entity and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving any Cavalier Entity has been filed or is pending or, to the Knowledge of the Company, threatened against any Cavalier Entity under OSHA or any other applicable Law relating to occupational safety.

          (l)    No workers' compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against any Cavalier Entity.

          (m)  No investigation or citation of any Cavalier Entity has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Company, threatened under federal or foreign immigration Law.

          (n)   No Cavalier Entity has taken any action that constitutes a "mass layoff", "mass termination" or "plant closing" within the meaning of WARN or otherwise trigger notice requirements or liability under WARN or any analogous local, state or foreign plant closing notice or collective dismissal Law.

          (o)   No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any Cavalier Entity and any of its employees has been filed or is pending or, to the Knowledge of any Cavalier Entity, threatened against any Cavalier Entity under any applicable Law.

          (p)   Each Cavalier Entity has maintained and currently maintains insurance coverage as required by applicable Law with respect to workers' compensation claims and unemployment benefits claims.

          (q)   Each Cavalier Entity is in compliance with all applicable Labor Laws.

          (r)   No Cavalier Entity is liable for any liability, judgment, decree, order, arrearage of wages or Taxes, fine or penalty for failure to comply with any Labor Law.

          (s)   The Company has provided Raven with a copy of the policy of each Cavalier Entity for providing leaves of absence under FMLA and its FMLA notices.

          (t)    Each Cavalier Entity has paid or accrued all current assessments under workers' compensation statutes, and no Cavalier Entity has been subject to any special or penalty assessment under such statutes that has not been paid.

        Section 4.19    Insurance Policies.    Schedule 4.19 contains a complete and correct list of all insurance policies carried by or for the benefit of each Cavalier Entity, specifying the insurer, the amount of and nature of coverage. To the Knowledge of the Company, each Cavalier Entity maintains insurance with reputable insurers for the business and assets of the Cavalier Entities against all risks normally insured against, and in amounts normally carried, by Persons of similar size to the Cavalier Entities engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of each Cavalier Entity are in full force and effect and shall be maintained by each Cavalier Entity in full force and effect as they apply to any matter, action or event relating to each Cavalier Entity occurring through the Closing Date. No Cavalier Entity has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

        Section 4.20    Environmental, Health and Safety Matters.

          (a)   Each Cavalier Entity possesses all permits and approvals required under, and is in material compliance with, all applicable Environmental Laws, and each Cavalier Entity is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder.

          (b)   No Cavalier Entity has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and there is no fact or circumstance that could form the basis for the assertion of any claim against any Cavalier Entity under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

          (c)   No Cavalier Entity has entered into or agreed to enter into any consent decree or order, and no Cavalier Entity is subject to any final or threatened judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law.

          (d)   No Cavalier Entity has been alleged by any Governmental Entity to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years.

          (e)   No Cavalier Entity is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any Cavalier Entity, or any of the employees, agents or representatives of any Cavalier Entity, or arising out of the ownership, use, control or operation by any Cavalier Entity of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by any Cavalier Entity) from which any Hazardous Material was Released, except where such claim, obligation, liability, loss, damage or exposure would not have a Company Material Adverse Effect.

          (f)    The Company has heretofore provided to Raven true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters; and no Cavalier Entity has paid any fine, penalty or assessment within the prior five (5) years with respect to environmental matters.

          (g)   No Real Property, improvement or equipment of any Cavalier Entity contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any asset other than in compliance with Environmental Laws.

          (h)   No Cavalier Entity has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

          (i)    None of the buildings and improvements owned or, to the Knowledge of the Company, utilized by any Cavalier Entity is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases in violation of any Laws any substance, whether gaseous, liquid or solid, that is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements.

        Section 4.21    Intellectual Property.

          (a)   The Cavalier Entities own or have the right to use pursuant to licenses, sublicenses, agreements or permission, all Intellectual Property necessary for, or used in, the operation of the Business as currently conducted. Schedule 4.21 contains a list of all Company Registered Intellectual Property. The Company has made available to Raven correct and complete copies of all documents evidencing the Company Registered Intellectual Property.

          (b)   No Company Intellectual Property or product or service used by any Cavalier Entity related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation (i) restricting in any manner the use, transfer or licensing thereof by any Cavalier Entity or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any such product or service. Each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

          (c)   Each Cavalier Entity owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business as currently conducted and as proposed to be conducted) to, each item of Company Intellectual Property, free and clear of any Lien (except for Permitted Liens and excluding licenses and related restrictions). The Company is the exclusive owner or exclusive licensee of (i) all trademarks and service marks included in the Company Registered Intellectual Property and (ii) all domain names used by the Cavalier Entities in connection with the Business, in each case free and clear of all Liens, except for Permitted Liens.

          (d)   Each Cavalier Entity owns exclusively and has good title to all copyrighted works used by such Cavalier Entity that (i) are products of any Cavalier Entity or (ii) any Cavalier Entity otherwise expressly purports to own, free and clear of all Liens.

          (e)   To the extent that the Company Intellectual Property has been developed or created by a third party or any employee for any Cavalier Entity, the Company has a written agreement with such third party or employee with respect thereto and the applicable Cavalier Entity thereby either (i) has obtained ownership of and is the exclusive owner of or (ii) has obtained a license (sufficient for the operations of any Cavalier Entity as currently conducted and as proposed to be conducted) to, all of such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f)    The operations of each Cavalier Entity as currently conducted and as proposed to be conducted, including each Cavalier Entity's design, development, marketing and sale of the products or services of such Cavalier Entity (including with respect to products currently under development), have not, do not and will not infringe or misappropriate in any manner the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.

          (g)   To the Knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property.

          (h)   Each Cavalier Entity has taken reasonable steps to protect the rights of each Cavalier Entity in the Confidential Information and any trade secret or confidential information of third parties used by each Cavalier Entity, and, without limiting the generality of the foregoing, each Cavalier Entity has enforced a policy requiring each employee and contractor engaged to develop, or who may have access to, proprietary or confidential information to execute a proprietary information/confidentiality agreement in substantially the form attached hereto as Schedule 4.21(h), and, except under confidentiality obligations, there has not been any disclosure by any Cavalier Entity of any Confidential Information or any such trade secret or confidential information of third parties.

          (i)    Schedule 4.21(i)(1) identifies each license, sublicense, agreement, franchise or other permission that any Cavalier Entity has granted to any third party with respect to any Company Intellectual Property (together with any exceptions) (collectively, the "Cavalier Licenses"). The Company has provided to Raven correct and complete copies of all such Cavalier Licenses (as amended to date) and has made available to Raven correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Cavalier License. Schedule 4.21(i)(2) identifies each license, sublicense, agreement or permission that any third party has granted to any Cavalier Entity with respect to any Company Intellectual Property (collectively, "Third Party Licenses"). The Company has provided to Raven correct and complete copies of all such Third Party Licenses (as amended to date). Subject to the receipt of any relevant consents as set forth on Schedule 4.5:

              (i)  all Cavalier Licenses and Third Party Licenses are in full force and effect and are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Cavalier Entity and each other party to such Cavalier License or Third Party License;

             (ii)  no Cavalier License or Third Party License will be terminable as a result of the change in control resulting from the consummation of the transactions contemplated by this Agreement;

            (iii)  there is no existing default or breach of any Cavalier Entity under any Cavalier License or Third Party License (or event or condition that, with notice or lapse of time or both could constitute a default or breach), and, to the Knowledge of the Company, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Cavalier License or Third Party License;

            (iv)  the Company is not participating in any discussions or negotiations regarding modification of or amendment to any Cavalier License or Third Party License or entry in any new material contract applicable to any Company Intellectual Property;

             (v)  no Cavalier Entity has, and to the Knowledge of the Company, no other party to any Cavalier License or Third Party License has, repudiated any provision thereof;

            (vi)  with respect to each sublicense included in the Cavalier Licenses and the Third Party Licenses, to the Knowledge of the Company, the representations and warranties set forth in Sections 4.21(i)(i) through 4.21(i)(v) above are true and correct with respect to the underlying license supporting such sublicense;

           (vii)  no item of Company Intellectual Property underlying a Cavalier License or Third Party License is subject to any outstanding injunction, judgment, order, decree or ruling to which any Cavalier Entity is a party nor, to the Company's Knowledge, to which any other Person claiming an interest therein is a party; and

          (viii)  no Cavalier Entity has granted any sublicense or similar right with respect to any Cavalier License or Third Party License.

          (j)    The Company owns without restriction or has the full legal right to use (i) all cell lines in its possession or used in any material respect in the conduct of the Business, (ii) all biological and chemical assays used in any material respect in the conduct of the Business, and (iii) all chemical and biological reagents used in any material respect in the conduct of the Business, except in each case as would not have a Company Material Adverse Effect.

          (k)   All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property, except in each case as would not have a Company Material Adverse Effect.

        Section 4.22    Software.

          (a)   Schedule 4.22(a) sets forth a true and complete list of: (i) the Company Proprietary Software, (ii) the Company Licensed Software except for generally available standard office administration software (e.g. Microsoft Office and the components thereof), and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by any Cavalier Entity except for generally available standard office administration software (e.g. Microsoft Office and the components thereof).

          (b)   The applicable Cavalier Entity has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software used by it. The applicable Cavalier Entity has developed the Company Proprietary Software through its own efforts, as described in Section 4.22(d), and for its own account, and the Company Proprietary Software is free and clear of all Liens, except for Permitted Liens. The use of the Company Software does not breach any term of any license or other contract between any Cavalier Entity and any third party. Each Cavalier Entity is in compliance with the terms and conditions of all license agreements in favor of such Cavalier Entity relating to the Company Licensed Software.

          (c)   The Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

          (d)   The Company Proprietary Software was: (i) developed by employees of the Cavalier Entities working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to the Company Proprietary Software. No Cavalier Entity has received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

          (e)   No Cavalier Entity has granted rights in the Company Software to any third party.

        Section 4.23    Transactions with Affiliates.    No officer or director of any Cavalier Entity, no Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, no current or former Affiliate of any Cavalier Entity and, to the Knowledge of the Company, no entity in which any such officer, director or Person owns any beneficial interest (other than (a) a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), and (b) with respect to any Stockholder that is a professionally managed investment fund, any portfolio company of such Stockholder) has any interest in: (i) any contract or arrangement with, or relating to, any Cavalier Entity or the properties or assets of any Cavalier Entity; (ii) any loan, arrangement, agreement or contract for or relating to any Cavalier Entity or the properties or assets of any Cavalier Entity; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any Cavalier Entity. Schedule 4.23 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate of any Cavalier Entity to any Cavalier Entity other than amounts due for compensation and travel and entertainment expenses in the ordinary course of business.

        Section 4.24    Undisclosed Payments.    Neither any Cavalier Entity nor the directors, officers, employees or agents of any Cavalier Entity, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in each Cavalier Entity's books and records in connection with or in any way relating to or affecting any Cavalier Entity.

        Section 4.25    Customer and Supplier Relations.

          (a)   Schedule 4.25(a) sets forth a complete and accurate list of the names of the Customers. Each Cavalier Entity maintains good relations with its Customers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect such Cavalier Entity's relations with any Customer. No Customer during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Customer's contracts with any Cavalier Entity or to decrease such Customer's usage of such Cavalier Entity's services or products. The Company does not have any Knowledge to the effect that any Customer or supplier will terminate or materially alter in a manner adverse to any Cavalier Entity its business relations with any Cavalier Entity, either as a result of the transactions contemplated hereby or otherwise.

          (b)   Schedule 4.25(b) sets forth a complete and accurate list of all contracts and agreements between the Customers and the Cavalier Entities (other than purchase orders intended to be filled out of inventory that do not involve commitments beyond the singe order set forth on such purchase order) (the "Customer Contracts"). True, correct and complete copies of all Customer Contracts have been provided to Raven. The Customer Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Cavalier Entity and each other party to such Customer Contracts. There is no existing material default or breach of any Cavalier Entity under any Customer Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach that would reasonably be expected to have a Company Material Adverse Effect) and, to the Knowledge of the Company, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a material default or breach) with respect to any third party to any Customer Contract. The Company is not participating in any discussions or negotiations regarding modification of or amendment to any Customer Contract.

        Section 4.26    Notes and Accounts Receivable.

          (a)    Notes.    All notes receivable of each Cavalier Entity owing by any director, officer or employee of any Cavalier Entity or by any Stockholder have been paid in full prior to the date hereof or shall have been paid in full or otherwise extinguished prior to the Closing Date.

          (b)    Accounts Receivable.    The Company has delivered to Raven a true and complete schedule of the accounts receivable of the Cavalier Entities as of the date of the Interim Balance Sheet showing the amount of each such account receivable and an aging of amounts due thereunder, which schedule is true and complete as of the date hereof. To the Knowledge of the Company, the customers and other debtors that comprise the Cavalier Entities' accounts receivable are not in or subject to a bankruptcy or insolvency proceeding and none of the accounts receivable have been made subject to an assignment for the benefit of creditors. Subject to reserves determined in accordance with GAAP consistently applied, all of the accounts receivable reflected on the books and records of the Company are (i) valid and existing and (ii) not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien, except for Permitted Liens. All of the accounts receivable reflected on the books and records of the Company represent monies due for goods sold and delivered or services rendered in the ordinary course of business.

          (c)    Accounts Payable.    The accounts payable of the Cavalier Entities reflected on the Balance Sheet (or that are reflected on the Final Working Capital Schedule) arose from bona fide transactions in the ordinary course of business.

        Section 4.27    Permits.    Schedule 4.27 sets forth a true and complete list of all Permits held by each Cavalier Entity. Each Cavalier Entity owns or possesses all permits that are necessary to enable it to carry on its operations as presently conducted, except for such permits the failure of which to obtain would not reasonably be expected to result in a Company Material Adverse Effect. All Permits held by the Cavalier Entities are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby will not adversely affect any Permit. Each Cavalier Entity has taken all commercially reasonable action to maintain each Permit, except where the failure to so act will not have an adverse effect on any Cavalier Entity or its operations. No loss or expiration of any Permit is threatened, pending or reasonably foreseeable (other than expiration upon the end of any term).

        Section 4.28    Ethical Practices; Trade Compliance.

          (a)    Ethical Practices.    No Cavalier Entity, nor any of their directors, officers, employees, agents or representatives, nor any Person acting for or on behalf of any Cavalier Entity has violated the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78m, 78dd-1 - 78dd-3, and 78ff. All Cavalier Entities and employees, agents, and representatives thereof, as well as all Persons acting for or on behalf of all Cavalier Entities, are in compliance with the U.S. Foreign Corrupt Practices

  Act. No Cavalier Entity nor any of their employees, agents or representatives, nor any Person acting for or on behalf of any Cavalier Entity has offered, promised or given anything of value, either directly or indirectly through any third party, to: (a) any official or employee of a Governmental Entity, or person acting for or on behalf of such Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, official, employee of any Governmental Entity or person acting for or on behalf of such Governmental Entity, or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person's official capacity, including a decision to fail to perform such Person's official function; (ii) inducing such Person to use such Person's influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist any Cavalier Entity in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment under the U.S. Foreign Corrupt Practices Act or the Laws or rules of any Governmental Entity, to assist in obtaining or retaining business for, with, or directing business to, any Person.

          (b)    Export Controls.    No Cavalier Entity has, within the last five (5) years, violated in any material respect any Laws administered by the U.S. Department of Commerce, the U.S. Department of State, or any other Governmental Entity governing the export, re-export, sale, supply, transfer, financing, brokering, and licensing of goods, services, software, and technology. Each Cavalier Entity is in material compliance with all aforementioned Laws governing the export, re-export, sale, supply, transfer, financing, brokering, and licensing of goods, services, software, and technology.

          (c)    Foreign Boycotts.    No Cavalier Entity has, within the last five (5) years, violated in any material respect any Laws administered by the U.S. Department of Commerce or the Internal Revenue Service prohibiting cooperation with unsanctioned foreign boycotts and requiring the reporting of certain requests to cooperate with such foreign boycotts. Each Cavalier Entity is in material compliance with the aforementioned Laws prohibiting cooperation with unsanctioned foreign boycotts and requiring the reporting of certain requests to cooperate with such foreign boycotts.

          (d)    Economic Sanctions.    No Cavalier Entity has, within the last five (5) years, violated in any material respect any Laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control or any other Governmental Entity imposing economic sanctions and trade embargoes against designated countries, persons and entities. Each Cavalier Entity is in material compliance with the foregoing Laws imposing economic sanctions and trade embargoes against designated countries, persons and entities.

          (e)    Customs.    No Cavalier Entity, within the last five (5) years, has violated in any material respect any Laws administered or enforced by the U.S. Bureau of Customs and Border Protection or its predecessor, the U.S. Customs Service, or any other Governmental Entity responsible for regulating the importation of merchandise into the Customs territory of the United States. Each Cavalier Entity is in material compliance with all the foregoing Laws.

          (f)    Property in Cuba.    No Cavalier Entity, whether acting as an exporter, a customs broker, a transportation service provider or otherwise, owns, in whole or in part, manages, operates, uses, or benefits from property in or from Cuba that was nationalized by the Cuban Government after January 1, 1959.

        Section 4.29    Product and Service Warranties.    No Cavalier Entity makes any express warranty or guaranty as to goods sold, or services provided by, any Cavalier Entity, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty other than in the ordinary course of business. Copies of all such warranties and guaranties are attached as Schedule 4.29 hereto. No Cavalier Entity has exposure to, or liability under, any such warranty (a) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope to any Cavalier Entity or (b) that would reasonably be expected to result in a Company Material Adverse Effect.

        Section 4.30    Brokers, Finders and Investment Bankers.    Neither any Cavalier Entity, nor any officer, member, director or employee of any Cavalier Entity nor any Affiliate of any Cavalier Entity, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

        Section 4.31    Bank Accounts.    Schedule 4.31 sets forth a true, correct and complete list and description of each bank account used by each Cavalier Entity.

        Section 4.32    FDA Matters.    None of the products manufactured or sold by any Cavalier Entity is regulated by the United States Food and Drug Administration ("FDA") as a "medical device" or is a "device" with the meaning of 21 USC § 321(h). All of the products and services manufactured, sold or performed by the Cavalier Entities are intended for research purposes only and not for the diagnosis or treatment of humans.

        Section 4.33    Indebtedness for Borrowed Money; Security Arrangements.    Schedule 4.33 sets forth a complete and accurate list of all instruments or other documents, to which any Cavalier Entity is a party, relating to their respective indebtedness for borrowed money, Capitalized Lease Obligations, lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, chattel mortgages and other security arrangements, in each case with respect to property used or owned by any Cavalier Entity. No letter of credit, payment or performance bond or similar instrument securing any Cavalier Entity's performance of its obligations is outstanding.

        Section 4.34    Conduct of Business.    Since the date of the Interim Balance Sheet, (a) each of the Cavalier Entities has used all commercially reasonable efforts to preserve substantially intact the business organization of the Cavalier Entities and to preserve the present relationships of the Cavalier Entities with (i) each Cavalier Entity employee and (ii) each Person having any business relationship with any Cavalier Entity the discontinuance of which is reasonably likely to have a Company Material Adverse Effect, and (b) each Cavalier Entity has conducted its business only in the ordinary course consistent with past practices.

        Section 4.35    Distributor Agreements.    Schedule 4.35 lists all contracts and agreements pursuant to which a third party distributes products on behalf of the Cavalier Entities (the "Distributor Agreements"). True, correct and complete copies of all Distributor Agreements have been provided to Raven. Each of the Distributor Agreements is terminable by Raven in accordance with the time period specified on the face of such agreement. There is no existing default or breach of any Cavalier Entity under any Distributor Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach), and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Distributor Agreement. The Company is not participating in any discussions or negotiations regarding modification of or amendment to any Distributor Agreement.

        Section 4.36    Disclosure.    No representation, warranty or covenant made by the Company in this Agreement or in any Company Ancillary Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. Prior to the execution hereof, the Company has delivered to Raven true and complete copies of the Company Contracts, the Cavalier Licenses, the

Third Party Licenses, the Customer Contracts, the Distributor Agreements, all documents evidencing any of the Company Registered Intellectual Property or any Lien on any asset of the Company, and all other documents and instruments identified or referred to in the Disclosure Schedules. Such delivery shall not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule, and notice of their contents (other than by express reference on a Schedule) shall in no way limit the Company's other obligations or Raven's other rights hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF RAVEN AND SUB

        Except as set forth in schedules attached hereto whose number corresponds to the section or subsection of this Article V to which such schedule is intended to respond, Raven and Sub hereby represent and warrant to the Company as follows:

        Section 5.1    Organization.    Raven is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is a newly-formed limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub has always been treated as a disregarded entity for federal income Tax purposes (within the meaning of Treasury Regulations Section 301.7701-3) with Raven as its sole owner. Sub was created for the sole purpose of facilitating the Merger and, prior to the Effective Time, will not have engaged in any other business activities.

        Section 5.2    Authorization.    Raven and Sub each have all requisite power and authority to execute and deliver this Agreement and the Raven Ancillary Documents, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Raven Ancillary Documents by Raven and Sub, the performance by Raven and Sub of their respective obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Raven and Sub. This Agreement has been and, as of the Closing Date, the Raven Ancillary Documents will be, duly executed and delivered by Raven and Sub and do or shall, as the case may be, constitute the valid and binding agreements of Raven and Sub, enforceable against Raven and Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

        Section 5.3    Absence of Restrictions and Conflicts.

          (a)   The execution, delivery and performance of this Agreement and the Raven Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of Raven or Sub, (b) any contract to which Raven or Sub is a party, (c) assuming that all consents, approvals and authorizations contemplated by Section 5.3(b) have been obtained and all filings described in such section have been made, any judgment, decree or order of any Governmental Entity to which Raven or Sub is a party or by which Raven or Sub or any of their properties is bound or any Law or arbitration award applicable to Raven or Sub.

          (b)   The execution, delivery and performance of this Agreement and the Raven Ancillary Documents by Raven and Sub and the consummation of the transactions contemplated hereby and thereby by Raven and Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and "blue sky" laws, (ii) the applicable requirements of the Nasdaq, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) filings and consents, if any, under Foreign Antitrust Laws.

        Section 5.4    Raven SEC Documents.    All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Raven with the U.S. Securities and Exchange Commission (the "SEC") since January 1, 1999 (the "Raven SEC Documents") have been so filed. Raven is eligible to use Form S-3 to register the Raven Shares under the Securities Act. As of their respective dates (or, if amended or supplemented by a filing prior to the date of this Agreement, then on the date of such amendment or supplement): (a) each of the Raven SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (b) none of the Raven SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        Section 5.5    Financing.    Raven has obtained a commitment letter from JPMorgan Chase & Co. (the "Commitment Letter") pursuant to which JPMorgan Chase & Co. has committed to lend to Raven an aggregate of up to $80 million in connection with the transactions contemplated by this Agreement, subject to the terms and conditions set forth therein. If (a) the aggregate amount of cash to be paid by Raven in connection with the transactions contemplated by this Agreement is not more than $120 million and (b) Raven is able to secure at the Closing at least $80 million in new financing on the terms set forth in the Commitment Letter, then Raven will have at the Closing cash sufficient to consummate the transactions contemplated hereby.

        Section 5.6    Litigation.    There is no suit, action, claim, arbitration, proceeding or investigation that has been commenced or, to Raven's knowledge, threatened against Raven or Sub that challenges or may have the effect or preventing, delaying, making illegal, or otherwise interfering with, any of the transaction contemplated by the Agreement.

        Section 5.7    Ethical Practices.    Neither Raven, nor any of its directors, officers or employees, agents or representatives, nor any Person acting for or on behalf of Raven has violated the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78m, 78dd-1 - 78dd-3, and 78ff. Raven and employees, agents, and representatives thereof, as well as all Persons acting for or on behalf of Raven, are in compliance with the U.S. Foreign Corrupt Practices Act. Neither Raven nor any of its employees, agents or representatives, nor any Person acting for or on behalf of Raven has offered, promised or given anything of value, either directly or indirectly through any third party, to: (a) any official or employee of a Governmental Entity, or person acting for or on behalf of such Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, official, employee of any Governmental Entity or person acting for or on behalf of such Governmental Entity, or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person's official capacity, including a decision to fail to perform such Person's official function; (ii) inducing such Person to use such Person's influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist any Cavalier Entity in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment under the U.S. Foreign Corrupt Practices Act or the Laws or rules of any Governmental Entity, to assist in obtaining or retaining business for, with, or directing business to, any Person.

        Section 5.8    Undisclosed Payments.    Neither Raven nor the directors, officers, employees or agents of Raven, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in Raven's books and records in connection with or in any way relating to or affecting any Cavalier Entity.

        Section 5.9    Raven Shares.    The issuance, sale and delivery of the Raven Shares have been duly authorized by all necessary corporate action on the part of Raven and all such shares have been duly reserved for issuance. The Raven Shares, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Based on the representations of the Electing Stockholders set forth in the Investor Certifications and the Stock Elections and assuming the accuracy of such representations, the offer, issuance, sale and delivery of the Raven Shares pursuant to the terms of this Agreement is in full compliance with all Laws, is exempt from the registration requirements of the Securities Act and is exempt from all applicable state securities law registration and qualification requirements. The Raven Shares will be duly listed for trading on the Nasdaq on or before the Closing Date.

        Section 5.10    Disclosure.    No representation, warranty or covenant made by Raven or Sub in this Agreement or in any Raven Ancillary Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

        Section 6.1    Conduct of Business by the Company.    For the period commencing on the date hereof and ending on the Closing Date, the Company will cause each Cavalier Entity to, except as expressly required hereby and except as otherwise consented to in advance in writing by Raven:

          (a)   conduct its businesses in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to any Cavalier Entity, except those in the ordinary course of business and not otherwise prohibited under this Section 6.1;

          (b)   use commercially reasonable efforts to preserve intact the goodwill and business organization of each Cavalier Entity, keep the officers and employees of each Cavalier Entity available to Raven and preserve the relationships and goodwill of each Cavalier Entity with customers, distributors, suppliers, employees and other Persons having business relations with any Cavalier Entity;

          (c)   maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

          (d)   duly and timely file or cause to be filed Tax Returns and all other material reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes and other material assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

          (e)   use commercially reasonable efforts to maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the Real Property or otherwise used in connection with the Business, and all equipment, fixtures and other tangible personal property located on the Real Property or otherwise used in connection with the Business;

          (f)    not authorize for issuance or issue and deliver any Company Securities, additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock (other than shares of Company Common Stock issued upon (i) exercise or conversion of Company Preferred Stock outstanding as of the date hereof and (ii) exercise of Options outstanding as of the date hereof);

          (g)   not amend or modify the Certificate of Incorporation, the Bylaws or the other charter documents of any Cavalier Entity;

          (h)   not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any related parties other than the payment of salaries and benefits in the ordinary course of business;

          (i)    not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

          (j)    not dispose of or permit to lapse any right to the use of any material patent, trademark, trade name, service mark, license or copyright of any Cavalier Entity (including any of the Company Intellectual Property), or dispose of or disclose to any Person (other than customers, licensors and suppliers in the ordinary course of business that are contractually bound to maintain the confidentiality thereof), any trade secret, formula, process, technology or know-how of any Cavalier Entity not heretofore a matter of public knowledge;

          (k)   not (i) sell any material asset, other than finished goods sold in the ordinary course of business, (ii) create, incur or assume any indebtedness secured by any asset of any Cavalier Entity, except for borrowings under the Company's existing credit facility in the ordinary course of business and except for purchase money security interests incurred in the ordinary course of business, (iii) grant, create, incur or suffer to exist any Lien on any asset of any Cavalier Entity that did not exist on the date hereof, (iv) incur any liability or obligation (absolute, accrued or contingent), except in the ordinary course of business consistent with past practice, (v) write-off any guaranteed check, note or account receivable, except in the ordinary course of business consistent with past practice, (vi) write-down the value of any material asset or investment on the books or records of any Cavalier Entity, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (vii) cancel any material debt or waive any material claim or right, (viii) except to the extent set forth in the 2004 Cap Ex Schedule for the Cavalier Entities attached hereto as Schedule 6.1(k), make any commitment for any capital expenditure to be made on or following the date hereof in excess of $50,000 in the aggregate of all capital expenditures, or (ix) enter into any contract or agreement without the written consent of Raven that would constitute (A) a Company Contract, (B) a Customer Contract, (C) a Distributor Agreement, (D) a Third Party License (with guaranteed minimum annual royalties in excess of $50,000), or (E) a Cavalier License;

          (l)    not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, except for any such increases that are granted to employees making less than $125,000 per year after normal periodic performance reviews in the ordinary course of business;

          (m)  other than vesting eligibility requirements that change or come into effect with the passage of time pursuant to the terms of existing Employee Benefit Plans, not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present;

          (n)   not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

          (o)   not amend or terminate any existing Employment Agreement or enter into any new Employment Agreement, other than (i) consulting agreements entered into in the ordinary course of business or (ii) with respect to employees making $50,000 or less per year who are terminable at will without contractual severance or penalty;

          (p)   not, with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment in an amount greater than $25,000 related to any Cavalier Entity, surrender any right to claim a refund of Taxes in an amount greater than $25,000, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in an amount greater than $25,000 relating to any Cavalier Entity;

          (q)   use commercially reasonable efforts to maintain supplies and inventory at levels that are in the ordinary course of business and consistent with past practice;

          (r)   continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

          (s)   perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, any Company Contract, Cavalier License, Third Party License, Employment Agreement, Customer Contract or Distributor Agreement (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be an Company Contract, Cavalier License, Third Party License, Employment Agreement, Customer Contract or Distributor Agreement, other than in the ordinary course of business consistent with past practice;

          (t)    not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

          (u)   use commercially reasonable efforts to maintain in full force and effect policies of insurance comparable in scope of coverage to that now maintained by or on behalf of each Cavalier Entity and in amounts not less than those now maintained by or on behalf of each Cavalier Entity;

          (v)   continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with the respective Cavalier Entity's past practice; and

          (w)  continue its cash management practices in the ordinary course of business consistent with past practice.

        Notwithstanding anything contained in this Section 6.1 to the contrary, the Company may (i) accelerate the vesting and exercisability of the Options listed on Schedule 4.3, as previously authorized by its Board of Directors, (ii) pay or provide, or agree to pay or provide, any payments or benefits in accordance with the terms of the Employment Agreements and Company Benefit Plans listed on Schedules 4.16 and 4.17(a), (iii) permit any "disqualified individual" (as such term is defined in Section 280G of the Code) to waive all or any portion of any "parachute payment" (as such term is defined in Section 280G of the Code) that may result from the transactions contemplated by this

Agreement, (iv) submit all or any portion of any such parachute payments for approval by the Stockholders in accordance with Section 280G(b)(5) of the Code, and (v) pay or provide any such parachute payments approved by the Stockholders.

        Section 6.2    Inspection and Access to Information.

          (a)   During the period commencing on the date hereof and ending on the Closing Date, the Company will, and will cause each Cavalier Entity and its respective officers, directors, employees, auditors and agents to, provide Raven and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during normal business hours on reasonable notice and in a manner so as not to unreasonably interfere with the normal business operations of the Company, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and shall cause each Cavalier Entity's officers to furnish to Raven and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to each Cavalier Entity and otherwise fully cooperate with the conduct of due diligence by Raven and its representatives.

          (b)   During the period commencing on the date hereof and ending on the Closing Date, the Company will, and will cause each Cavalier Entity to permit Raven's senior officers to meet with the officers of the Company responsible for the Financial Statements and the internal controls of the Company and the other Cavalier Entities to discuss such matters as Raven may deem reasonably necessary or appropriate for Raven to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations relating thereto.

          (c)   In connection with the continued operation of each Cavalier Entity during the period commencing on the date hereof and ending on the Closing Date, the Company shall confer, and shall cause each Cavalier Entity to confer, in good faith on a regular and frequent basis with Raven regarding operational matters and the general status of on-going operations of each Cavalier Entity. The Company hereby acknowledges that Raven does not and shall not waive any right it may have hereunder as a result of such consultations.

        Section 6.3    Notices of Certain Events.    The Company shall promptly notify Raven of:

          (a)   any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect or otherwise result in any representation or warranty of the Company hereunder being inaccurate in any material respect;

          (b)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

          (c)   any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;

          (d)   any action, suit, claim, investigation or proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Cavalier Entity that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.12 or that relates to the consummation of the transactions contemplated hereby; and

          (e)   (i) the damage or destruction by fire or other casualty of any asset or part thereof of any Cavalier Entity, if the loss caused by such damage or destruction could reasonably be expected to equal or exceed $50,000, or (ii) any asset or part thereof having a value of at least $50,000 becoming the subject of any proceeding (or, to the Knowledge of the Company, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

        The Company hereby acknowledges that Raven does not and shall not waive any right it may have hereunder as a result of such notifications.

        Section 6.4    No Solicitation of Transactions.    The Company will not, and shall cause each Cavalier Entity and each of its respective Affiliates not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, other than Raven, with respect to a sale of all or any substantial portion of the assets of any Cavalier Entity, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of any Cavalier Entity, or the liquidation or similar extraordinary transaction with respect to any Cavalier Entity (each, an "Acquisition Transaction"). The Company shall notify Raven orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Cavalier Entities may receive relating to any of such matters or that any of their respective Affiliates or any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters (to the extent the Company has Knowledge of such receipt). In the event such inquiry or proposal is in writing, the Company shall deliver to Raven a copy of such inquiry or proposal together with such written notice.

        Section 6.5    Commercially Reasonable Efforts; Further Assurances; Cooperation.    Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

          (a)   Each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable but in any event no later than seven (7) days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, to make any additional filings required by any applicable Antitrust Law, and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods for the approval of the Merger pursuant to the HSR Act or other Antitrust Laws as soon as practicable. Each of Raven and the Company (to the extent directed by Raven) shall as promptly as practicable comply with the Foreign Antitrust Laws.

          (b)   Each of Raven, Sub and the Company shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party (including sharing copies of any such filings or submissions reasonably in advance of the filing or submission thereof), and (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

          (c)   Each Party shall use its commercially reasonable efforts to resolve objections, if any, asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Raven or the Company to consummate the Merger, in no event shall Raven or any of its subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the sole discretion of Raven, could be expected to limit (i) the freedom of action of Raven or its subsidiaries or Affiliates with respect to the operation of, or Raven's or its subsidiaries' or Affiliates' ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) the ability to retain, own or operate any portion of the businesses, product lines, or assets, of Raven, any of its subsidiaries or Affiliates or any Cavalier Entity, or alter or restrict in any way the business or commercial practices of any Cavalier Entity, Raven or its subsidiaries or Affiliates.

          (d)   In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement (i) each of Raven, Sub and the Company shall cooperate with each other and use its respective commercially reasonable efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Raven, Sub and the Company shall defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

          (e)   Each Cavalier Entity shall give all notices to third parties and use its commercially reasonable efforts (in consultation with Raven) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, including those required to be given or obtained on Schedule 4.5 and the other Schedules, (iii) required to avoid a material breach of, or default under, any Company Contract, Cavalier License, Third Party License, Customer Contract and Distributor Agreement in connection with the consummation of the transactions contemplated hereby or (iv) required to prevent a Company Material Adverse Effect, after the date hereof and prior to, on or following the Closing Date.

          (f)    The Company shall not, and shall cause each Cavalier Entity not to, take any action that would, or that could reasonably be expected to, result in any representation or warranty of the Company set forth herein becoming untrue. Each Party will use commercially reasonable efforts to cause all conditions set forth in Article VII to occur, be fulfilled or otherwise satisfied. Each Party shall give prompt notice to the other Parties of (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which would be likely to cause any representation or warranty of the Company or Raven, as the case may be, contained herein to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that shall or may result in the failure to satisfy any condition specified in Article VII and (ii) any failure of the Company or Raven, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder. The Company hereby acknowledges that Raven does not and shall not waive any right it may have hereunder as a result of such notifications.

        Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.5 shall limit a Party's right to terminate this Agreement pursuant to Article IX so long as such party has up to then complied in all material respects with its obligations under this Section 6.5.

        Section 6.6    Public Announcements.    The Company shall not, without the prior written consent of Raven, make any public announcement regarding this Agreement or the transactions contemplated hereby, and Raven shall not, without the prior written consent of the Company, make any public announcement regarding this Agreement or the transactions contemplated hereby, except as may be required by Law or any listing agreement with, or the rules of, Nasdaq Stock Exchange, Inc.; provided, that to the extent practicable, each Party shall give the other Party advance notice of any public announcement regarding this Agreement or the transactions contemplated hereby that is required by Law or any listing agreement with, or the rules of, Nasdaq Stock Market, Inc.

        Section 6.7    Supplements to Schedules.    From time to time up to the Closing, the Company shall promptly supplement or amend the Schedules that it has delivered with respect to (a) any matter first existing or occurring following the date hereof that (i) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (ii) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby, or (b) any matter that arose prior to the date of this Agreement that was not previously set forth in the Schedules. No supplement or amendment to any Schedule shall (A) have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2, (B) have any effect on the Stockholders' indemnification obligations pursuant to the Escrow and Indemnity Agreement, or (C) with respect to the foregoing clause (b), in any way limit the ability of Raven or Sub to make a claim for breach of this Agreement.

        Section 6.8    Insurance.    If requested by Raven, the Company shall in good faith cooperate with Raven and take all actions reasonably requested by Raven that are necessary or desirable to permit Raven to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Company that are currently in force. All costs relating to the actions described in this Section 6.8 shall be borne by Raven.

        Section 6.9    Tax Matters.

          (a)   Raven and the Surviving Company shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Cavalier Entities (i) for all Tax periods ending on or prior to the Closing Date which are due after the Closing Date ("Pre-Closing Periods") and (ii) for all Tax periods which begin before the Closing Date and end after the Closing Date ("Straddle Periods"). Such Tax Returns shall be prepared in a manner consistent with the past practices of the Cavalier Entities in preparing their Tax Returns unless otherwise required by law. Any such Tax Returns with respect to income Taxes shall be provided to the Stockholder Representative for review and comment not later than forty-five (45) days prior to the due date for filing such income Tax Returns (including extensions), and the Stockholder Representative shall be entitled to suggest to Raven and the Surviving Company any reasonable changes to such Tax Returns. The Stockholder Representative shall provide Raven and the Surviving Company with a written description of the items, if any, in such Tax Returns that it intends to dispute within twenty (20) days following the delivery to it of such Tax Returns. The Stockholder Representative and Raven and the Surviving Company agree to consult and to resolve in good faith any issue arising as a result of the review of such Tax Returns and to mutually consent to the filing of such Tax Returns as promptly as possible. In the event the parties are unable to resolve any dispute within ten (10) days following the delivery of any intention to dispute by the Stockholder Representative to Raven and the Surviving Company, the Stockholder Representative and Raven and the Surviving Company shall jointly request the Accounting Referee to resolve any issue in dispute at least five days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Holders (through the Escrow Amount), on one hand, and Raven and the Surviving Company, on the other hand, shall each pay one-half of the Accounting Referee's fees and expenses, and the determination of the Accounting Referee shall be binding on all parties.

          (b)   Solely for the purpose of making the calculation required by Section 9.1(d) of the Escrow and Indemnity Agreement, in the case of any Taxes that are imposed for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of the Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; provided, however, that the Holders shall not be responsible for any Taxes resulting from any action taken by Raven on or subsequent to the Closing Date or the Surviving Company's actions on or subsequent to the Closing Date (after the Closing), and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended at the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Cavalier Entities in filing their Tax Returns. At the time that Raven and the Surviving Company provide a copy of any income Tax Return for any Straddle Period to the Stockholder Representative pursuant to Section 6.9(a), they also shall provide a statement pursuant to this Section 6.9(b) calculating the amount of income Taxes allocable to the portion of such taxable period ending on the Closing Date. Such statement shall be subject to the same review and dispute resolution procedures set forth in Section 6.9(a) for the income Tax Return.

          (c)   Each of Raven, the Surviving Company and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes of any Cavalier Entity. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation, or other proceeding. Raven and the Surviving Company agree (a) to retain all books and records in their possession with respect to Tax matters pertinent to the Cavalier Entities relating to any taxable period beginning before the Closing Date until the expiration of the period during which a claim could by made by Raven or the Surviving Company under the Escrow and Indemnity Agreement with respect to any Tax liability related to such period, and (b) to give the Stockholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholder Representative so requests, Raven and the Surviving Company shall allow the Stockholder Representative to take possession of such books and records.

          (d)   Neither Raven nor the Surviving Company shall amend any Tax Returns of any Cavalier Entity for any Tax period (or portion thereof) ending on or prior to the Closing Date, or file a claim for refund of Taxes attributable to a Tax period (or a portion thereof) ending on or prior to the Closing Date, in each case during any period for which an indemnification claim is available to Raven, without the Stockholder Representative's written consent, which shall not unreasonably be withheld, delayed or conditioned.

          (e)   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Raven will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing, the Surviving Company shall be entitled to reimbursement from the

  Escrow Fund in the case of any stock transfer Taxes paid by the Company, to the extent such stock transfer Taxes are personal liabilities of the Stockholders under applicable law.

          (f)    If the Forward Merger is consummated, Raven and the Company agree to treat and report the Merger as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local income tax statute). None of Raven, the Company nor any of their respective Subsidiaries shall take or fail to take any action which action or failure to act would cause the Forward Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (g)   The Parties agree that any federal income Tax deductions attributable to payments made to the Option Holders pursuant to Section 2.4(b)(i) shall be treated as relating to the Company's last federal income Tax period ending on the Closing Date, except to the extent that such treatment is prohibited as a result of any new Tax Law or any change in Tax Law adopted following the date hereof.

        Section 6.10    Information Statement.    As soon as practicable following the date of this Agreement but in any event no later than twenty-five (25) days prior to the Closing Date, the Company shall (a) promptly prepare an information statement or similar document (the "Information Statement") (the form and substance of which shall be reasonably acceptable to Raven; provided that Raven shall not unreasonably condition or delay its acceptance of the Information Statement), (b) deliver to the Minority Stockholders such Information Statement together with any other documentation required by Section 228 of the DGCL (the form and substance of which shall be reasonably acceptable to Raven), (c) deliver to the Eligible Stockholders a Stock Election form together with a description of the method for calculating the Allocated Percentage and the procedures for making such an election (which procedures (i) will provide that all Stock Election forms must be completed, executed and returned to Raven by October 4, 2004 and (ii) will be in a form satisfactory to Raven in its sole discretion) and (d) deliver to the Holders such notices as are required in order to describe and facilitate the transactions contemplated hereby (the form and substance of which shall be reasonably acceptable to Raven).

        Section 6.11    Interim Financials.    As promptly as practicable following each regular accounting period subsequent to the end of the most recent fiscal year and prior to the Closing Date, the Company shall deliver to Raven periodic financial reports in the form that the Company customarily prepares for its internal purposes concerning the Company and the Cavalier Entities and, if available, unaudited statements of the financial position of the Company and the Cavalier Entities as of the last day of each accounting period and statements of income and changes in financial position of such entity for the period then ended. The Company covenants that such interim statements shall be prepared on a basis consistent with prior interim periods.

        Section 6.12    Tax Representation Letters.    On or before the Closing Date, each of the Company and Raven shall make and will use its best efforts to obtain from its Affiliates such reasonable representations as may be requested by counsel for the purpose of rendering the opinions of counsel referred to in Section 7.2(e) and Section 7.3(e); provided, however, that this requirement shall be waived by Raven and the Company if the Reverse Merger is consummated in lieu of the Forward Merger.

        Section 6.13    Directors' and Officers' Indemnification.    It is understood and agreed that all rights to indemnification by the Company now existing in favor of the Indemnified Parties shall survive the Merger, and Raven shall (a) cause the Surviving Company to continue such rights in full force and effect for a period of at least six (6) years from the Effective Time and (b) cause the Surviving Company to perform, in a timely manner, the Surviving Company's obligation with respect thereto.

        Section 6.14    Termination of Company 401(k) Plan.    The Company shall, or shall cause each of the Cavalier Entities, to (i) terminate the Company 401(k) Plan effective immediately prior to the Closing Date and make all contributions required for periods through such termination date, (ii) cease all further contributions to the Company 401(k) Plan with respect to pay periods beginning on and after the Closing Date (other than as required to repay loans thereunder), and (iii) cease making any additional loans to participants under the Company 401(k) Plan effective as of the termination of such Company 401(k) Plan. The Company shall provide written resolutions reasonably satisfactory to Raven authorizing the foregoing, and a copy of such resolutions shall be delivered to Raven prior to the Closing Date.

        Section 6.15    Options.    The Board of Directors of the Company or such other duly authorized committee thereof shall take all such action necessary to authorize the cancellation of all issued and outstanding Unexercised Options for payment pursuant to this Agreement.

        Section 6.16    Board Representation.    At Closing, Raven will take all actions necessary to cause the person set forth on Schedule 6.16 to be appointed as a member of the Board of Directors of Raven. If prior to the Effective Time, such individual is unwilling or unable to serve as a director of Raven, the Company shall designate another individual acceptable to the Board of Directors of Raven to serve as a director of Raven. After the Effective Time, if such individual (or any other individual designated in accordance with the preceding sentence) is unwilling or unable to serve on the Board or Directors of Raven the Board of Directors of Raven shall fill any resulting vacancy on the Board of Directors in accordance with the Bylaws of Raven as soon as reasonably practicable following the Effective Time. Each such director shall serve until his respective successor is duly elected or appointed and qualified.

        Section 6.17    Cavalier Debt; Cavalier Transaction Expenses.

          (a)   No later than the opening of business one (1) Business Day prior to the Closing Date, the Company shall provide to Raven (i) a schedule in writing setting forth the descriptions and final amounts of all Cavalier Debt as of the Closing Date (the "Cavalier Debt Schedule") which shall be reasonably acceptable to Raven, and (ii) a schedule in writing setting forth the descriptions and final amounts of all Cavalier Transaction Expenses (the "Cavalier Transaction Expense Schedule") which shall be reasonably acceptable to Raven.

          (b)   No later than the opening of business one (1) Business Day prior to the Closing Date, the Company shall cause to be provided to Raven payoff letters with respect to all of the Cavalier Debt (other than the Capitalized Lease Obligations) in form and substance reasonably satisfactory to Raven together with evidence satisfactory to Raven that all Liens affecting any real or personal property of the Company (other than Permitted Liens) will be released upon the repayment of the Cavalier Debt in accordance with such payoff letters.

          (c)   Prior to the Closing, the Company shall cause to be provided to Raven payoff letters or final invoices with respect to all of the Cavalier Transaction Expenses reflected on the Cavalier Transaction Expense Schedule.

        Section 6.18    280G Approval.

          (a)   As promptly as practicable following the date hereof, the Company shall use its reasonable efforts to obtain from each of the officers and employees of the Company who is a disqualified individual (within the meaning of Section 280G of the Code) (including those persons listed in section (xv) of Schedule 4.17(b), except as otherwise determined by the Company, which determination shall be subject to the approval of Raven (which approval shall not be unreasonably withheld or delayed)) a binding agreement with the Company (each a "Section 280G Agreement" and collectively the "280G Agreements") providing that, if stockholder approval meeting the requirements of Section 280G(b)(5) of the Code and Treasury Regulations Section 1.280G-1 is not obtained prior to the Closing Date, each such officer or employee shall agree to forego and waive without payment that portion of his or her compensation which, if not cancelled, would result in the application of Section 280G of the Code. The determination of who constitutes a disqualified individual and the form of the 280G Agreement shall be subject to the approval of Raven (which approval shall not be unreasonably withheld or delayed). No amendment or supplement to such documents shall be made by the Company without the approval of Raven (which approval shall not be unreasonably withheld or delayed).

          (b)   As promptly as practicable following the date hereof, the Company shall use its best efforts to obtain prior to the Closing Date, stockholder approval meeting the requirements of Section 280G(b)(5) of the Code and Treasury Regulations Section 1.280G-1 with respect to the matters addressed in the Section 280G Agreements. The stockholder consent form on which such stockholder approval shall be sought, and the form of disclosure statement that will accompany such consent form, shall be subject to the approval of Raven (which approval shall not be unreasonably withheld). No amendment or supplement to such documents shall be made by the Company without the approval of Raven (which approval shall not be unreasonably withheld).

          (c)   It is agreed among the Parties that the Company's obligations, and the determination of any parachute calculations, under this Section 6.18 shall be made without regard to any bonus, change in control, employment, severance, or stock option agreement, or any similar compensatory arrangement, entered into between any such disqualified individual and Raven or Sub or, after the Effective Time, the Surviving Company.

        Section 6.19    Annual Reports.    The Company shall properly and completely file prior to the Closing Date, pursuant to the Department of Labor's Delinquent Filer Voluntary Compliance Program, a complete and accurate IRS Form 5500 Annual Return/Report for each Company Benefit Plan that provides medical, dental, disability, or life and accidental death and dismemberment benefits for each year, if any, for which the Company has not previously timely filed such a form, and shall have furnished a copy of such filing to Raven.

ARTICLE VII
CONDITIONS TO CLOSING

        Section 7.1    Conditions to Each Party's Obligations.    The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a)    Injunction.    There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been threatened or commenced by any Governmental Authority for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement;

          (b)    Antitrust Law Clearance.    All applicable waiting periods for the clearance of the Merger pursuant to the HSR Act and other Antitrust Laws shall have expired or been terminated; and

          (c)    Consents.    All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the execution, delivery or performance of this Agreement will have been obtained or made.

        Section 7.2    Conditions to Obligations of Raven and Subs.    The obligations of Raven and Sub to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions.

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in Article IV shall have been true and correct in all material respects as of the Effective Time as though made on and as of the such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

          (b)    Performance of Obligations of Company.    The Company shall have performed in all material respects all covenants and agreements required to be performed by it hereunder at or prior to the Closing.

          (c)    No Company Material Adverse Effect.    Between the date hereof and the Closing Date, there shall not have occurred (nor shall Raven have become aware of) any Company Material Adverse Effect.

          (d)    Officers' Certificates.    An authorized officer of the Company shall have executed and delivered to Raven a certificate as to compliance with the conditions set forth in Sections 7.2(a), (b) and (c).

          (e)    Tax Opinion.    Raven shall have received from King & Spalding LLP (or other counsel reasonably acceptable to Raven) an opinion dated as of the Closing Date and in form and substance reasonably acceptable to Raven (subject to customary assumptions, qualifications and representations) to the effect that the Merger will constitute a reorganization for federal income Tax purposes within the meaning of Section 368(a) of the Code; provided, however, that (i) if King & Spalding LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Palmer & Dodge LLP renders such opinion to Raven and (ii) if no opinion is rendered to satisfy this condition, this condition shall be waived by Raven if the Reverse Merger is consummated in lieu of the Forward Merger. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Raven and the Company that are provided pursuant to Section 6.12 of this Agreement.

          (f)    Consents.    The Company shall have obtained and delivered to Raven the written consents or waivers with respect to those items set forth on Schedule 4.5, and all such consents and waivers shall be in full force and effect.

          (g)    Cavalier Debt; Release of Liens.    The Cavalier Debt shall have been repaid in full as contemplated by Section 2.5(b), and the Company shall have delivered, or caused to be delivered, to Raven satisfactory evidence that all Liens affecting any real or personal property of the Company to be released hereunder have been released.

          (h)    Opinion of Company's Counsel.    Raven shall have received an opinion or opinions of Palmer & Dodge llp, counsel to the Company, and such other counsel as is reasonably acceptable to Raven, dated the Closing Date, as to the matters set forth in, and substantially in the form of the opinions set forth in, Exhibit E attached hereto.

          (i)    Resignations.    The Company shall have delivered to Raven resignations of the officers and directors of the Cavalier Entities set forth on Schedule 7.2(i) effective as of the Closing Date.

          (j)    Company Secretary's Certificate.    The Company shall have delivered to Raven a certificate executed by the Secretary or any Assistant Secretary of each Cavalier Entity, dated the Closing Date, as to (i) the Certificate of Incorporation and Bylaws and the charter documents of each

  Cavalier Entity; (ii) the good standing of each Cavalier Entity in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, and (iii) all actions taken by the Board of Directors of the Company and the Stockholders authorizing the execution, delivery and performance hereof by the Company.

          (k)    Corporate Books and Records.    The Company shall have delivered to Raven the organizational record books, minute books and corporate seal of each Cavalier Entity.

          (l)    Escrow and Indemnity Agreement.    The Stockholder Representative and the Escrow Agent shall have executed and delivered to Raven the Escrow and Indemnity Agreement.

          (m)    Financing.    Raven shall have received aggregate cash proceeds from a new financing sufficient for Raven to pay the amounts required to be paid by Raven pursuant to this Agreement and the expenses incurred by Raven in connection with this Agreement and the transactions contemplated hereby and such financing shall be on terms and conditions reasonably satisfactory to Raven.

          (n)    Appraisal Rights.    Appraisal rights shall not have been properly demanded by Stockholders pursuant to Section 262 of the DGCL for shares of Company Common Stock in a aggregate number greater than two and one-half percent (2.5%) of the Company Common Stock issued and outstanding immediately prior to the Effective Time (for these purposes, converting any shares of Company Preferred Stock held by such Stockholders to the equivalent number of shares of Company Common Stock).

          (o)    FIRPTA Affidavit.    The Company shall have provided to Raven a statement pursuant to Section 1.1445-2(c)(3) of the Treasury Regulations certifying that the Company Securities do not constitute U.S. real property interests (as defined by the Code).

          (p)    Environmental Matters.    The Company shall have delivered to Raven a letter from Adirondack Environmental Associates confirming that Raven and the Surviving Company are entitled to rely on the Phase I Environmental Site Assessment prepared by Adirondack Environmental Associates with respect to the Company's Lake Placid facility and dated as of July 2004.

          (q)    Termination of Company 401(k) Plan.    The Company shall have delivered to Raven evidence satisfactory to Raven that the Company 401(k) Plan has been terminated pursuant to resolutions of the Company's Board of Directors (the form and substance of which shall have been subject to review and approval of Raven), effective as of immediately prior to the Effective Time.

          (r)    Delivery of Schedules.    The Company shall have delivered to Raven the Cavalier Debt Schedule and the Cavalier Transaction Expense Schedule, each in form and substance reasonably acceptable to Raven.

          (s)    Settlement of Outstanding Litigation.    The Company shall have settled the matter set forth on Schedule 4.12 on terms consistent with the letter attached hereto as Schedule 7.2(s)(i); provided that such settlement shall (i) include a paid-up, worldwide, non-exclusive license, with the right to fully sublicense, to make, use, sell and practice the Invention (as defined in the license agreement described on Schedule 7.2(s)(ii)), subject to the rights required to be granted to the U.S. government, and (ii) be in form and substance reasonably acceptable to Raven.

          (t)    Intellectual Property Agreements.    The Company shall have executed an agreement or agreements with each of the individuals set forth on Schedule 7.2(t), each in a form reasonably satisfactory to Raven, assigning to the Company ownership of all Software developed by such individuals as identified on Schedule 4.21 and granting the Company ownership of any Intellectual Property developed by such individuals in the performance of their duties as consultants or other independent contractors for the Company.

          (u)    Miscellaneous.    The Company shall have delivered or caused to be delivered all other documents required to be entered into by the Company or the Stockholder Representative pursuant hereto or reasonably requested by Raven to otherwise consummate the transactions contemplated hereby.

        Section 7.3    Conditions to Obligations of Company.    The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing.

          (a)    Representations and Warranties.    The representations and warranties of the Raven and Sub set forth in Article V shall have been true and correct in all material respects, in each case as of the Effective Time as though made on and as of the such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

          (b)    Performance of Obligations by Raven.    Raven and Sub shall have performed in all material respects all covenants and agreements required to be performed by them hereunder on or prior to the Closing Date.

          (c)    No Raven Material Adverse Effect.    Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Company have become aware of) any Raven Material Adverse Effect.

          (d)    Officer's Certificate.    An authorized officer of Raven and Sub shall have executed and delivered to the Company a certificate as to compliance with the conditions set forth in Sections 7.3(a), (b) and (c).

          (e)    Tax Opinion.    The Company shall have received from Palmer & Dodge LLP (or other counsel reasonably acceptable to the Company) an opinion dated as of the Closing Date and in form and substance reasonably acceptable to Cavalier (subject to customary assumptions, qualifications and representations) to the effect that the Merger will constitute a reorganization for federal income Tax purposes within the meaning of Section 368(a) of the Code; provided, however, that (i) if Palmer & Dodge LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if (A) King & Spalding LLP renders such opinion to the Company and (B) the Closing Stock Value equals at least 66.67% of the Continuity Cash Consideration, and (ii) if no opinion is rendered to satisfy this condition, this condition shall be waived by the Company if the Reverse Merger is consummated in lieu of the Forward Merger. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Raven and the Company that are provided pursuant to Section 6.12 of this Agreement.

          (f)    Secretary's Certificate.    Raven shall have delivered to the Company a certificate executed by the Secretary or any Assistant Secretary of Raven and Sub, dated the Closing Date, as to (i) the good standing of each of Raven and Sub in its jurisdiction of incorporation and (ii) the effectiveness of the resolutions of the Board of Directors of Raven and Sub or committee thereof authorizing the execution, delivery and performance hereof by Raven passed in connection herewith and the transactions contemplated hereby.

          (g)    Opinion of Raven's Counsel.    The Company shall have received an opinion of King & Spalding llp, counsel to Raven, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

          (h)    Escrow and Indemnity Agreement.    Raven and the Escrow Agent shall have executed and delivered to the Stockholder Representative the Escrow and Indemnity Agreement.

          (i)    Registration Rights Agreement.    Raven shall have executed and delivered the Registration Rights Agreement to the Stockholder Representative for the benefit of the Electing Stockholders party thereto.

          (j)    Miscellaneous.    Raven shall have delivered or caused to be delivered all other documents required to be entered into or delivered by Raven or Sub at or prior to the Closing.

ARTICLE VIII
CLOSING

        The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the "Closing." The "Closing Date" will be the date on which the Closing occurs. The Closing will occur as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VII that are contemplated to be satisfied prior to the Closing Date, or on such other date as the Parties may agree. The Closing shall take place at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other place as the Parties may agree.

ARTICLE IX
TERMINATION

        Section 9.1    Termination.    This Agreement may be terminated:

          (a)   in writing by mutual consent of the Parties;

          (b)   by Raven or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States or any Governmental Entity acting pursuant to Foreign Antitrust Laws shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (c)   by written notice from the Company to Raven, in the event Raven (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Company having notified Raven of its intent to terminate this Agreement pursuant to this Section 9.1(c);

          (d)   by written notice from Raven to the Company, in the event the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following Raven having notified the Company of its intent to terminate this Agreement pursuant to this Section 9.1(d); or

          (e)   by written notice by the Company to Raven or Raven to the Company, as the case may be, in the event the Closing has not occurred on or prior to November 15, 2004 (the "Expiration Date") for any reason other than delay or nonperformance of the Party seeking such termination.

        Section 9.2    Specific Performance and Other Remedies.    Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

        Section 9.3    Effect of Termination.    In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under Section 6.6 (Public Announcements), Section 10.1 (Notices), Section 10.6 (Controlling Law; Amendment), Section 10.7 (Consent to Jurisdiction, Etc.) and Section 10.14 (Transaction Costs) and this Section 9.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

ARTICLE X
MISCELLANEOUS PROVISIONS

        Section 10.1    Notices.    All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered (a) personally, (b) by email (with electronic confirmation of delivery), provided that a copy is sent on the same date by a reputable courier service (with evidence of delivery and postage and other fees prepaid), or (c) by a reputable courier service (with evidence of delivery and postage and other fees prepaid) as follows:

To Raven:	Serologicals Corporation 5655 Spalding Drive Norcross, Georgia 30092 Attn: Philip A. Theodore Email: ptheodore@serologicals.com
with a copy to:	King & Spalding LLP 191 Peachtree Street Atlanta, Georgia 30303-1763 Attn: G. Roth Kehoe II Email: rkehoe@kslaw.com
To the Company:	Upstate Group, Inc. 706 Forest Street, Suite 1 Charlottesville, Virginia 22903 Attn: Sheridan G. Snyder, Chairman Email: ssnyder@upstate.com

with a copy to:	Palmer & Dodge LLP 111 Huntington Avenue at the Prudential Center Boston, Massachusetts 02199-7613 Attn: Nathaniel S. Gardiner Email: NGardiner@palmerdodge.com
To the Stockholder Representative:	Sheridan G. Snyder c/o Upstate Group, Inc. 706 Forest Street, Suite 1 Charlottesville, Virginia 22903 Email: ssnyder@upstate.com
with a copy to:	Palmer & Dodge LLP 111 Huntington Avenue at the Prudential Center Boston, Massachusetts 02199-7613 Attn: Nathaniel S. Gardiner Email: NGardiner@palmerdodge.com or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (i) on the date of delivery, if delivered in person, (ii) on the date of transmission, if delivered by email on a Business Day prior to 5:00 p.m. EST, or on the next Business Day following transmission, if delivered by email on a non-Business Day or after 5:00 p.m. EST on any day or (iii) on the first Business Day after delivery to a customer service representative, if sent by reputable courier service.

        Section 10.2    Schedules and Exhibits.    The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

        Section 10.3    Survival of Representations and Warranties; Investigation.    Each of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive to the extent set forth in the Escrow and Indemnity Agreement. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in the Escrow and Indemnity Agreement will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.

        Section 10.4    Assignment; Successors in Interest.    No assignment or transfer by any Party of such Party's rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, however, that Raven shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Raven. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

        Section 10.5    Captions.    The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

        Section 10.6    Controlling Law; Amendment.    This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Without limiting the rights of the Company or Raven prior to the Effective Time, after the Effective Time, the rights of the Raven Indemnified Parties and the Stockholder Indemnified Parties (each as defined in the Escrow and Indemnity Agreement) under the Escrow and Indemnity

Agreement shall be the sole and exclusive remedies of the Raven Indemnified Parties and the Stockholder Indemnified Parties with respect to claims described therein or otherwise relating to the transactions that are the subject of this Agreement other than (a) the rights of the Indemnified Parties provided in Section 6.13, and (c) such rights and remedies as may be provided to Raven and/or the Electing Stockholders party to the Registration Rights Agreement. This Agreement may be amended, modified or supplemented only by written agreement of the Company and Raven; provided that the written agreement of the Stockholder Representative shall also be required in the case of any amendment or modification to Sections 3.1, 3.2, 6.9 or 10.15.

        Section 10.7    Consent to Jurisdiction, Etc.    Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party's property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

        Section 10.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        Section 10.9    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

        Section 10.10    Enforcement of Certain Rights.    Except as set forth in Section 6.13, nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

        Section 10.11    Waiver.    Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

        Section 10.12    Integration.    This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for the Confidentiality Agreement) and constitute the entire agreement among the Parties with respect thereto.

        Section 10.13    Cooperation Following the Closing.    Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

        Section 10.14    Transaction Costs.    Except as otherwise expressly provided herein or in the Escrow and Indemnity Agreement, (a) Raven shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Raven will pay for the account of the Company the Cavalier Transaction Expenses identified by the Company in the Cavalier Transaction Expense Schedule pursuant to Section 6.17. The fees required to be paid with the filing of a pre-merger notification pursuant to the HSR Act shall be paid by Raven.

        Section 10.15    Stockholder Representative.

          (a)   Pursuant to the Stockholder Consent, and without further act of any Holder, Sheridan G. Snyder has been appointed to act as the Stockholder Representative as more fully described in this Section 10.15. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. In the event of Mr. Snyder's death, resignation, incapacity, or inability to perform the duties of the Stockholder Representative as set forth in this Section 10.15, the Holders shall use their commercially reasonable efforts to promptly designate another Person as a successor Stockholder Representative. By a writing signed by Holders who among them severally hold rights to receive at least a majority of the amount then remaining in the Escrow Account to be distributed to the Holders, such signing Holders may remove and replace the Stockholder Representative at any time, and shall designate a successor Stockholder Representative upon any such removal or upon any of the events described in the preceding sentence. Any such removal and designation shall become effective as to the successor Stockholder Representative when written notice of such designation shall have been delivered to such proposed successor Stockholder Representative (and accepted in writing) and a copy thereof received by Raven.

          (b)   The Stockholder Representative is hereby authorized, for and on behalf of the Holders and without inquiry of and without additional approval from the Holders, to:

              (i)  employ and obtain the advice of legal counsel, accountants and other professional advisors and incur such other reasonable expenses on behalf of the Holders in connection with this Agreement and the Escrow and Indemnity Agreement as the Stockholder Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Stockholder Representative;

             (ii)  initiate legal suits or other proceedings in the name of and on behalf of the Holders;

            (iii)  receive all notices, communications and deliveries on behalf of the Holders under this Agreement and the Escrow and Indemnity Agreement and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow and Indemnity Agreement;

            (iv)  take such action on behalf of the Holders as the Stockholder Representative may deem appropriate in respect of:

              (A)  taking such action as the Stockholder Representative is authorized to take by this Agreement and the Escrow and Indemnity Agreement;

              (B)  receiving all documents or certificates and making all determinations on behalf of the Holders required by this Agreement and the Escrow and Indemnity Agreement;

              (C)  all such other matters as the Stockholder Representative may deem necessary or appropriate in connection with the administration of his or her duties under this Agreement and the Escrow and Indemnity Agreement and the transactions contemplated by this Agreement and the Escrow and Indemnity Agreement;

              (D)  taking all such action as may be necessary after the Closing Date on behalf of the Holders to carry out any of the transactions contemplated by this Agreement or the Escrow and Indemnity Agreement and authorize any disbursements or payments out of the Accounting Expense Fund, the Escrow Account and the Stockholder Escrow Account; and

              (E)  negotiate, compromise, settle, and resolve on behalf of the Holders any claim by Raven or Sub for indemnification against the Holders pursuant to the Escrow and Indemnity Agreement.

          (c)   The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Stockholder Representative as the acts of the Holders in all matters referred to in this Agreement and the Escrow and Indemnity Agreement.

          (d)   The Stockholder Representative shall act for the Holders on all of the matters set forth in this Agreement and the Escrow and Indemnity Agreement in the manner the Stockholder Representative believes to be in the best interest of the Holders, but the Stockholder Representative shall not be responsible to any Holder for any loss or damage any Holder may suffer by reason of the performance by the Stockholder Representative of his or her duties under this Agreement or the Escrow and Indemnity Agreement, other than loss or damage arising from willful misconduct or bad faith in the performance of the Stockholder Representative's duties under this Agreement or the Escrow and Indemnity Agreement.

          (e)   The Stockholder Representative is authorized to act on behalf of the Holders notwithstanding any dispute or disagreement among the Holders, and any person shall be entitled to rely on any and all action by the Stockholder Representative under this Agreement and the Escrow and Indemnity Agreement without liability to, or obligation to inquire of, any of the Holders.

          (f)    The Stockholder Representative may resign at any time by giving notice to Raven, the Surviving Company and to the Holders (at their addresses last known to the Stockholder Representative), which resignation shall be effective upon the designation of a successor, the acceptance of the designation by such successor and the giving of notice thereof to Raven and the Surviving Company.

          (g)   Notwithstanding anything herein to the contrary, the Stockholder Representative shall treat all Holders in proportion to their respective contributions to the Escrow Account.

          (h)   The Holders shall jointly and severally indemnify and hold harmless the Stockholder Representative from and against all liabilities, losses, costs, damages or expenses (including attorneys' fees) reasonably incurred or suffered by the Stockholder Representative (including in connection with any action brought or otherwise initiated by any Holder) arising out of or otherwise resulting from any action taken or omitted to be taken by the Stockholder Representative under this Agreement or the Escrow and Indemnity Agreement, other than such liabilities, losses, costs, damages or expenses arising out of or resulting from the willful misconduct or bad faith of the Stockholder Representative.

          (i)    Notwithstanding anything to the contrary herein or in the Escrow and Indemnity Agreement, (i) the Stockholder Representative is not authorized to, and shall not, accept on behalf of any Holder any consideration to which such Holder is entitled under this Agreement and (ii) the Stockholder Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of Company Stock now or hereafter owned of record or beneficially by any Holder unless the Stockholder Representative is expressly authorized to do so in a writing signed by such Holder. In all matters relating to this Agreement and the Escrow and Indemnity Agreement, the Stockholder Representative shall be the only party entitled to assert the rights of the Holders. Raven and the Escrow Agent shall be entitled to rely on all statements, representations, and decisions of the Stockholder Representative.

          (j)    The Stockholder Representative has all requisite capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder Representative and, assuming the due authorization, execution and delivery of this Agreement by each other Party, constitutes a legal, valid and binding obligation of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

          (k)   The Parties acknowledge and agree that this Section 10.15 is intended to confer rights and remedies upon Raven and Sub, and each of Raven and Sub shall be entitled to enforce provisions hereof, including the provisions of Section 10.15(i).

[SIGNATURES FOLLOW ON NEXT PAGE]

        IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed, as of the date first above written.

SEROLOGICALS CORPORATION
By:	/s/ HAROLD W. INGALLS Harold W. Ingalls Vice President, Finance and Chief Financial Officer
CAVALIER ACQUISITION COMPANY, LLC
By:	Serologicals Corporation, as the sole member
By:	/s/ HAROLD W. INGALLS Harold W. Ingalls Vice President, Finance and Chief Financial Officer
UPSTATE GROUP, INC.
By:	/s/ SHERIDAN G. SNYDER Sheridan G. Snyder Chairman of the Board and Chief Executive Officer
STOCKHOLDER REPRESENTATIVE (solely for purposes of Sections 3.1, 3.2, 6.9 and 10.15)
/s/ SHERIDAN G. SNYDER Sheridan G. Snyder

EXHIBIT A

ESCROW AND INDEMNITY AGREEMENT

        This Escrow and Indemnity Agreement (this "Escrow Agreement"), dated as of                        , 2004 by and among Raven Corporation, a Delaware corporation ("Raven");                        , as escrow agent (the "Escrow Agent"); and Sheridan G. Snyder (the "Stockholder Representative"), an individual and resident of the Commonwealth of Virginia.

WITNESSETH

        WHEREAS, Raven, Cavalier Acquisition Company, LLC, a Delaware limited liability company wholly owned by Raven ("Sub"), Cavalier Group, Inc., a Delaware corporation (the "Company"), and Stockholder Representative have entered into that certain Agreement and Plan of Merger, dated as of September 7, 2004 (the "Merger Agreement") pursuant to which either the Company will be merged with and into Sub, with Sub being the surviving entity or Sub will be merged with and into the Company, with the Company being the surviving entity (the "Merger");

        WHEREAS, pursuant to Section 2.6(a) of the Merger Agreement, Raven is required to deposit with the Escrow Agent (i) $12,500,000 (the "Escrow Amount"), (ii) $100,000 (the "Accounting Expense Amount"), and (iii) $400,000 (the "Stockholder Escrow Amount");

        WHEREAS, pursuant to Section 2.5(a) of the Merger Agreement, Raven is required to deposit with the Escrow Agent an amount in cash equal to the Dissenting Shares Consideration;

        WHEREAS, in consideration for and as a material inducement to Raven to enter into this Escrow Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder, the Stockholders and the Option Holders (collectively, the "Holders") agree to indemnify the Raven Indemnified Parties (as hereinafter defined) with respect to certain liabilities arising out of or relating to, among other things, breaches of representations, warranties and covenants of the Company contained in the Merger Agreement and otherwise to the extent set forth in this Escrow Agreement;

        WHEREAS, in consideration for and as a material inducement to the Company to enter into this Escrow Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder, Raven will indemnify the Stockholder Indemnified Parties (as hereinafter defined) with respect to certain liabilities arising out of or relating to, among other things, breaches of representations, warranties and covenants of Raven contained in the Merger Agreement; and

        WHEREAS, Raven and the Stockholder Representative have agreed to execute this Escrow and Indemnity Agreement and Raven has agreed to deposit with the Escrow Agent the Escrow Amount and the Final Net Working Capital Surplus (if any) (or, if applicable, the Maximum Surplus Payment) and the Dissenting Shares Consideration;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Definitions.

          1.1    Capitalized Terms.    Capitalized terms used in this Escrow Agreement and not otherwise defined in this Escrow Agreement shall have the meanings ascribed to them in the Merger Agreement. When used herein the following terms have the meanings set forth below:

            (a)   "Accounting Expense Fund" shall mean the Accounting Expense Amount deposited by Raven.

            (b)   "Applicable Limitation Date" shall mean the date that is the fifteen month anniversary of the Closing Date.

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            (c)   "Basket" shall mean an amount equal to $1,000,000.

            (d)   "Escrow Fund" shall mean the Escrow Amount, the Final Net Working Capital Surplus (if any) (or if applicable the Maximum Surplus Payment) and the Dissenting Shares Consideration deposited by Raven together with any interest or other earnings retained pursuant to Section 3.3 of this Escrow Agreement.

            (e)   "Fundamental Company Representations" shall mean those representations and warranties of the Company set forth in Section 4.1 (Organization); Section 4.2 (Authorization); Section 4.3 (Capital Stock); and Section 4.4 (Subsidiaries) of the Merger Agreement.

            (f)    "Fundamental Raven Representations" shall mean those representations and warranties of Raven set forth in Section 5.1 (Organization), Section 5.2 (Authorization) of the Merger Agreement, and Section 5.9 (Raven Shares).

            (g)   "Raven Indemnified Parties" shall mean and include Raven, the Surviving Company, its direct or indirect subsidiaries, each of their respective successors, permitted assigns, officers, directors, employees, and each of their respective heirs and executors.

            (h)   "Raven Losses" shall mean the claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages, whenever arising or incurred, of the Raven Indemnified Parties including, without limitation, amounts paid in settlement, costs of investigation, reasonable attorneys', accountants' or other experts' or advisors' fees and expenses provided that, Raven Losses (other than Raven Losses for claims made pursuant to Sections 10.1(c), 10.1(d), 10.1(e), 10.1(f), 10.1(g) , 10.1(h), or 10.1(i)) shall not include those claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments or damages arising from any single breach, event or occurrence that do not exceed, in the aggregate from such single breach, event or occurrence, $100,000.

            (i)    "Stockholder Escrow Fund" shall mean the Stockholder Escrow Amount.

            (j)    "Stockholder Indemnified Parties" shall mean and include each Stockholder and each of their respective successors, permitted assigns, heirs and executors.

            (k)   "Stockholder Losses" shall mean the claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred of the Stockholder Indemnified Parties including, without limitation, amounts paid in settlement, costs of investigation, reasonable attorneys', accountants' or other experts' or advisors' fees and expenses; provided that, Stockholder Losses (other than Stockholder Losses for claims made pursuant to Sections 10.2(c)) shall not include those claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments or damages arising from any single breach, event or occurrence that do not exceed, in the aggregate from such single breach event or occurrence, $100,000.

            (l)    "Transaction Taxes" means (i) the transfer Taxes and similar items identified in Section 6.9(e) of the Merger Agreement, (ii) the employer's share of any federal, state, local or non-U.S. employment Taxes (such as Social Security and Medicare Taxes) imposed with respect to payments to the Option Holders pursuant to the Merger Agreement, and (iii) any other Taxes arising as a result of the consummation of the transactions contemplated by the Merger Agreement; provided, however, that any Taxes attributable to the failure of the Forward Merger to qualify as a reorganization under Section 368(a) of the Code shall not be included as Transaction Taxes.

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        2.    Establishment of Escrow.

          2.1    Escrow Agent.    The Escrow Agent hereby agrees to act as escrow agent and to receive deposits into the Escrow Fund, Accounting Expense Fund, and the Stockholder Escrow Fund in accordance with Section 2.2 and to hold, safeguard and disburse the Escrow Fund Accounting Expense Fund, and the Stockholder Escrow Fund pursuant to the terms and conditions of this Escrow Agreement.

          2.2    Deposits.

            (a)   Simultaneous with the execution of this Escrow Agreement, Raven has delivered to the Escrow Agent the Escrow Amount, the Dissenting Shares Consideration, the Accounting Expense Amount, and the Stockholder Escrow Amount.

            (b)   Raven will deposit with the Escrow Agent the Final Net Working Capital Surplus (if any) (or if applicable the Maximum Surplus Payment) determined in accordance with Section 3.2 of the Merger Agreement which deposit shall be made within five (5) Business Days after the final determination thereof.

        3.    Investment of Funds.

          3.1    Investments.

            (a)   Except as Raven and the Stockholder Representative may from time to time jointly instruct the Escrow Agent in writing and except as provided in Section 3.2 of this Escrow Agreement, the Escrow Fund and the Accounting Expense Fund shall be invested or deposited from time to time, as instructed by the Stockholder Representative, only in (i) United States Treasury bills, notes, or bonds with maturities of not more than one year or (ii) in mutual funds the assets of which are United States government securities or United States corporate bonds rated Aa or better by Moody's Investor Service or AA or better by Standard and Poor's.

            (b)   The Stockholder Escrow Fund shall be invested or deposited from time to time in accordance with the instructions of the Stockholder Representative.

          3.2    Liquidation.    The Escrow Agent is authorized to liquidate, in accordance with its customary procedures, any portion of the Escrow Fund, the Accounting Expense Fund, or the Stockholder Escrow Fund (as the case may be) consisting of investments to provide for payments required to be made under this Escrow Agreement.

          3.3    Accumulation of Interest and Other Earnings.    All interest and other earnings received with respect to the Escrow Amount, the Final Net Working Capital Surplus (or if applicable the Maximum Surplus Payment), the Dissenting Shares Consideration, the Accounting Expense Amount and the Stockholder Escrow Amount (less any expense incurred as a result of such investments) shall be added to and shall increase the Escrow Fund.

        4.    Disbursement of the Escrow Fund.

          4.1    Notice of Claim.    Promptly after receipt by a Raven Indemnified Party of a notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Raven Indemnified Party may be entitled to receive indemnification pursuant to Section 10 of this Escrow Agreement, Raven shall send to each of the Stockholder Representative and the Escrow Agent notice of such complaint or of the commencement of such action or proceeding describing the basis therefor and setting forth a reasonable estimate of the amount of such Raven Losses, to the extent that the amount of such Raven Losses is capable of being estimated.

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          4.2    Payment of Judgments.    The Escrow Agent shall disburse, from the Escrow Fund, to the Raven Indemnified Party entitled thereto the amount of the Raven Losses in connection with any claim or complaint described in Section 4.1 of this Escrow Agreement only (i) in accordance with the joint written instructions of Raven and the Stockholder Representative or (ii) within fifteen (15) days following presentation to the Escrow Agent (with a copy to the Stockholder Representative) of a final, non-appealable order of a court of competent jurisdiction or, if applicable, a final determination, of an arbitrator with respect to the matter giving rise to the claim for indemnification by the Raven Indemnified Party indicating that such Raven Indemnified Party is entitled to indemnification and the amount to be disbursed from the Escrow Fund to such Raven Indemnified Party. Any court order or determination of an arbitrator shall be accompanied by an opinion of counsel to the Raven Indemnified Party, reasonably satisfactory to the Escrow Agent, to the effect that such order is final and non-appealable. The Escrow Agent may rely conclusively upon such court order and legal opinion with respect to any such payment without further inquiry as to any requirement set forth in this Section 4.2.

          4.3    Non-Litigation Claims.    In the event a Raven Indemnified Party seeks indemnification pursuant to Section 10 of this Escrow Agreement, but other than pursuant to Section 4.2 of this Escrow Agreement, Raven shall send written notice of such claim (a "Claim Notice") to the Escrow Agent and the Stockholder Representative, setting forth the amount and the basis of such claim (the "Expected Claim Amount"). The Escrow Agent shall disburse, from the Escrow Fund, to such Raven Indemnified Party the Expected Claim Amount in such Claim Notice on the twenty-first (21st) calendar day after it receives such Claim Notice; provided, however, that no such disbursement shall be made if the Escrow Agent receives prior to the close of business on the twentieth (20th) calendar day after the Escrow Agent receives the Claim Notice a certificate (an "Objection Certificate") from the Stockholder Representative objecting to the indemnification claim and instructing the Escrow Agent not to pay such Expected Claim Amount to such Raven Indemnified Party. If the Escrow Agent receives an Objection Certificate on or prior to such twentieth (20th) day, the Escrow Agent shall hold the Expected Claim Amount until receipt of joint written instructions from Raven and the Stockholder Representative or a final non-appealable order or opinion of an arbitrator or court of competent jurisdiction resolving such claim. Promptly upon receipt of (i) joint written instructions of Raven and the Stockholder Representative or (ii) a final non-appealable order or opinion of an arbitrator or a court of competent jurisdiction resolving such claim and indicating that the Raven Indemnified Party is entitled to indemnification and the amount thereof, the Escrow Agent shall disburse, from the Escrow Fund, to such Raven Indemnified Party the amount stated in such instructions, order or opinion. Any such order or opinion shall be accompanied by an opinion of counsel to the Raven Indemnified Party, reasonably satisfactory to the Escrow Agent, to the effect that such order or opinion is final and non-appealable. The Escrow Agent may rely conclusively upon such court order and legal opinion with respect to any such payment without further inquiry as to any requirement set forth in this Section 4.3.

          4.4    Payment of Dissenting Shares Consideration.

            (a)   Promptly following the issuance of a final nonappealable judgment rendered in accordance with Section 262 with respect to any Dissenting Shares, Raven and the Stockholder Representative shall deliver to Escrow Agent joint written instructions, instructing Escrow Agent to disburse, from the Escrow Fund, to the former Holder of such Dissenting Shares, the amount due to such former Holder as set forth in such judgment (any such judgment an "Appraisal Judgment").

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            (b)   Promptly following the withdrawal or termination of an appraisal action with respect to Dissenting Shares, Raven and the Stockholder Representative shall:

                (i)  deliver to the Escrow Agent joint written instructions, instructing the Escrow Agent to disburse, from the Escrow Fund, to the former Holder of such Dissenting Shares, the amount of Dissenting Shares Consideration with respect to such Dissenting Shares deposited in the Escrow Fund by Raven pursuant to Section 2.5(a) of the Merger Agreement; and

               (ii)  shall send notice to the Escrow Agent amending Exhibit A attached hereto reflecting the inclusion of the former holder of such Dissenting Shares on Exhibit A and adjusting the allocable percentage of each Holder set forth on Exhibit A to reflect such inclusion.

          4.5    Written Instructions.    The Escrow Agent shall disburse amounts from the Escrow Fund as directed by joint written instructions of Raven and the Stockholder Representative.

        5.    Disbursement of the Accounting Expense Fund and Stockholder Escrow Fund.    Escrow Agent shall disburse the Accounting Expense Fund and the Stockholder Escrow Fund in accordance with the written instructions of the Shareholder Representative.

        6.    Termination of Escrow Fund.

          6.1    Disbursement of the Escrow Fund.    Subject to the applicable tax withholding requirements as set forth in Section 9 of this Escrow Agreement, on the Business Day immediately following the later of (i) the Applicable Limitation Date or (ii) the withdrawal, termination or resolution by a final, nonappealable judgment of all appraisal claims relating to all Dissenting Shares, the Escrow Agent shall pay and distribute all amounts remaining in the Escrow Fund (less the aggregate amount (the "Claim Reserve") of all claims made by any Raven Indemnified Party pursuant to this Escrow Agreement and not otherwise paid pursuant to this Escrow Agreement, if any):

            (a)   first to the Stockholder Escrow Fund, but only to the extent, that the unpaid fees, expenses, and costs of third parties incurred by the Stockholder Representative in its capacity as the Stockholder Representative exceed the then balance of the Stockholder Escrow Fund; and

            (b)   second to the Holders in such proportions as shown on Exhibit A attached hereto (as may be amended pursuant to Section 4.4(b)(ii) of this Escrow Agreement).

  The Escrow Agent shall retain the Claim Reserve for distribution in accordance with Section 4 of this Escrow Agreement.

          6.2    Final Instructions.    Notwithstanding anything in this Escrow Agreement to the contrary, this Escrow Agreement shall terminate upon the final written instructions received by the Escrow Agent from Raven and the Stockholder Representative terminating this Escrow Agreement and directing disposition of the Escrow Fund.

        7.    Duties of Escrow Agent.

          7.1    Degree of Care.    The Escrow Agent shall only be required to give the Escrow Fund held by it hereunder the same degree of care that it gives its own similar property and the Escrow Agent shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

          7.2    Liability of Escrow Agent.    The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct. Except with respect to claims based upon such gross negligence

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  or willful misconduct that are successfully asserted against the Escrow Agent, (i) Raven and the Stockholder Representative shall, jointly and severally, indemnify and hold harmless the Escrow Agent and its officers, directors, agents and employees (and any successor the Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with the administration of the Escrow Fund in accordance with this Escrow Agreement and (ii) the Stockholder Representative shall indemnify and hold harmless the Escrow Agent and its officers, directors, agents and employees (and any successor the Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with the administration of the Accounting Expense Fund and the Stockholder Escrow Fund in accordance with this Escrow Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms of this Escrow Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays. The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of the Escrow Agent's legal counsel given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance on any instrument delivered to the Escrow Agent in accordance with this Escrow Agreement and believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.

          7.3    No Direct Interest.    The Escrow Agent does not have any interest in the Escrow Fund, the Accounting Expense Fund or the Stockholder Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to applicable withholding regulations then in force with respect to United States federal and state taxes. The parties hereto will provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 (or Form W-8BEN, in case of non-U.S. persons) for tax identification number certification, or non-resident alien certifications. Sections 7.2 and 7.3 of this Escrow Agreement shall survive any termination of this Escrow Agreement or the resignation of Escrow Agent.

          7.4    No Investment Advice.    The Escrow Agent shall not be called upon to advise any party as to the wisdom of selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

          7.5    Resignation.    The Escrow Agent (and any successor Escrow Agent) may, at any time, resign (i) by giving written notice to Raven and the Stockholder Representative (a "Resignation Notice") or (ii) by delivering the Escrow Fund, the Accounting Expense Fund and the Stockholder Escrow Fund to any successor Escrow Agent jointly designated, in writing, by Raven and the Stockholder Representative, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor escrow agent (including a court of competent jurisdiction) or (ii) the day which is 30 days after delivery of the Resignation Notice. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of a successor escrow agent or a joint written disposition instruction by Raven and Stockholder Representative or a final non-appealable order of a court of competent jurisdiction.

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          7.6    Escrow Agent's Compensation.

            (a)   Concurrent with the execution and delivery of this Escrow Agreement, (i) Raven has paid the compensation as set forth on Exhibit B attached hereto (as payment in full) for the services to be rendered by the Escrow Agent hereunder with respect to the Escrow Fund and (ii) Raven has paid, for the benefit of the Holders, the compensation as set forth on Exhibit C attached hereto (as payment in full) for the services to be rendered by the Escrow Agent hereunder with respect to the Accounting Expense Fund and the Stockholder Escrow Fund.

            (b)   The parties hereto hereby agree that each of Raven and the Stockholder Representative shall be liable for one-half of the amount of any additional compensation owed to the Escrow Agent for any necessary extraordinary services in connection with the Escrow Fund and for one-half of any amount paid to the Escrow Agent to reimburse it for costs and expenses related to the Escrow Fund.

            (c)   The parties hereto hereby agree that the Stockholder Representative shall be liable for any additional compensation owed to the Escrow Agent for any necessary extraordinary services in connection with the either the Accounting Expense Fund or the Stockholder Escrow Fund and for any amount paid to the Escrow Agent to reimburse it for costs and expenses related to either the Accounting Expense Fund or the Stockholder Escrow Fund.

          7.7    Payment or Transfer of Monies.    Nothing contained herein shall be deemed to obligate the Escrow Agent to pay or transfer any monies hereunder unless and until such funds are received and collected by the Escrow Agent.

          7.8    Disputes.    As additional consideration, and as an inducement, for the Escrow Agent to act hereunder, the parties hereto agree and acknowledge, that in the event of any disagreement between Raven and the Stockholder Representative, or any other person, resulting in adverse claims and demands being made with respect to the Escrow Fund, the Escrow Agent shall be entitled, at its option, to refuse to comply with the demands of such parties, or any of such parties, so long as such disagreement shall continue. In such event, the Escrow Agent shall make no delivery or other disposition of the Escrow Fund or any part of the Escrow Fund. Notwithstanding anything in this Escrow Agreement to the contrary, the Escrow Agent shall not be or become liable to such parties or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of such parties or any of such parties. The Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the Escrow Fund or any part thereof or to otherwise act hereunder unless and until (i) Raven and the Stockholder Representative have delivered joint written instructions to the Escrow Agent with respect to any such disagreement pursuant to Sections 4.2, 4.3, or 4.5 of this Escrow Agreement or (ii) the Escrow Agent shall have received a final non-appealable order of a court or, if applicable, the final determination of an arbitrator together with an opinion of counsel with respect to any such disagreement as required by Section 4.2 or 4.3 of this Escrow Agreement. In the event of a disagreement described in this Section 7.8, the Escrow Agent shall have the right, in addition to the rights described above and at the option of the Escrow Agent, to tender into the registry or custody of any court of competent jurisdiction, all money and property comprising the Escrow Fund and may take such other legal action as may be appropriate or necessary, in the opinion of the Escrow Agent. Upon payment to such court, the parties hereto agree that the Escrow Agent shall be discharged from all further duties hereunder; provided however that such payment or filing of such legal proceedings shall not require the Escrow Agent to reimburse the Escrow Fund (or Raven or the Stockholder Representative if such compensation is not paid out of the Escrow Fund) for any fees earned hereunder by the Escrow Agent prior to such filing and the discharge of the Escrow Agent of its duties hereunder.

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        8.    Limited Responsibility.    This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among Raven, the Stockholder Representative and the Holders (including, without limitation, the Merger Agreement) except this Escrow Agreement and any other agreement to which the Escrow Agent may be a party.

        9.    Tax Matters.

          9.1    Owner.    Raven and the Stockholder Representative agree that Raven shall be treated as the owner of the Escrow Fund, the Accounting Expense Fund, and the Shareholder Escrow Fund for United States federal income tax purposes and that:

            (a)   the Escrow Agent is authorized and directed to treat all income earned on the Escrow Fund, Accounting Expense Fund, and the Stockholder Escrow Fund as being earned by Raven, and shall file such information or other similar returns with the Internal Revenue Service reflecting such treatment as are required by the Code and the regulations thereunder; and

            (b)   Raven is required to prepare and file any and all income or other tax returns applicable to the Escrow Fund, the Accounting Expense Fund, and the Shareholder Escrow Fund with the Internal Revenue Service and all required state and local departments of revenue in all years income is earned in any particular tax year as and to the extent required under the provisions of the Code and its regulations and to pay any taxes payable on income earned from the investment of the Escrow Fund, the Accounting Expense Fund, and the Shareholder Escrow Fund (without any reduction in the Escrow Fund, the Accounting Expense Fund, and the Shareholder Escrow Fund attributable to such payment) to the extent required under the provisions of the Code and its regulations.

          9.2    Reporting.    The Stockholders' Representative shall provide, or shall cause each Stockholder and Option Holder to provide, to the Escrow Agent a certified tax identification number for such Stockholder or Option Holder on Internal Revenue Service Form W-9 (or Form W-8BEN, in case of non-U.S. persons), properly completed and signed, prior to the date on which any income earned on the investment of the Escrow Fund, the Accounting Expense Fund or the Stockholder Escrow Fund is received. The Escrow Agent shall withhold any amounts required to be withheld under any applicable law whether from earnings on the Escrow Fund, the Accounting Expense Fund or the Stockholder Escrow Fund or from amounts distributable to the Stockholders or Option Holders and shall file such information or other similar returns with the Internal Revenue Service as are required by the Code and the regulations thereunder. Any amounts withheld by the Escrow Agent pursuant to the preceding sentence shall be treated as distributed to the Stockholders or Option Holders for whom such withholding was required

          9.3    Withholding.    Raven and the Stockholder Representative agree that (i) each disbursement from the Escrow Fund to the Stockholders pursuant to this Agreement shall be deemed to include "imputed interest" under the principles of U.S. Treasury Regulation §§ 1.483-4 and 1.1275-4(c)(4) and (ii) each disbursement from the Escrow Fund to the Option Holders pursuant to this Agreement shall be treated for United States federal, state and local income tax purposes as compensation for services. Accordingly, each disbursement of from the Escrow Fund to any Option Holder shall be reduced by all federal, state and local income and employment taxes that Raven reasonably determines are required to be held from the disbursement that otherwise would be made under this Agreement to such Option Holder (collectively, "Withholding Taxes"). Prior to any release of funds to any Option Holder under the terms of this Agreement, Raven shall provide written instructions to Escrow Agent, which shall specify the amount of Withholding Taxes applicable to each Option Holder. Simultaneously with its disbursement of funds to any

8

  Option Holder, Escrow Agent shall disburse to Raven an amount equal to the aggregate Withholding Taxes for all affected Option Holders. Raven shall promptly remit the entire amount of such Withholding Taxes to the Internal Revenue Service and other applicable taxing authorities, so that the affected Option Holders may apply such Withholding Taxes as credits against their personal income and employment tax liabilities.

        10.    Indemnification.

          10.1    By the Holders.    Subject to the provisions of this Escrow Agreement, the Holders, represented herein by the Stockholder Representative do hereby, jointly and severally, indemnify, defend and hold harmless the Raven Indemnified Parties from, against and in respect of:

            (a)   any and all Raven Losses arising out of or relating to any breach or inaccuracy of any representation or warranty (for purposes of this Section 10.1(a), such representations and warranties shall be read without reference to materiality, Company Material Adverse Effect or similar monetary and non-monetary qualifications) made by the Company in the Merger Agreement or in any Company Ancillary Document;

            (b)   any and all Raven Losses arising out of or relating:

                (i)  to any breach of any covenant, agreement or undertaking of or made by the Stockholder Representative in this Escrow Agreement or the Merger Agreement; or

               (ii)  to any breach of any covenant, agreement or undertaking, prior to the Effective Time, by the Company in the Merger Agreement or in any Company Ancillary Document;

            (c)   any and all Raven Losses arising out of or relating to the Cavalier Debt, including, without limitation, any principal, interest, break fees, prepayment penalties, fees, expenses and other like amounts (other than those break fees, penalties and other expenses described in the proviso included in the definition of Cavalier Debt in the Merger Agreement) due and payable with respect to the Cavalier Debt or any amounts necessary to fully discharge any Liens encumbering any assets or properties of any Cavalier Entity; and

            (d)   all Raven Losses arising out of or relating to (i) any liability for any Taxes of any Cavalier Entity or any successor with respect to any Tax period ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) or (ii) for any Taxes of any Person (other than a Cavalier Entity) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract or otherwise in respect of an event or transaction occurring on or before the Closing Date (before the Closing); provided, however, that this Section 10.1(d) and Section 10.1(a) of this Escrow Agreement (to the extent related to representations and warranties made with respect to Taxes in Section 4.15 of the Merger Agreement) shall not apply to the extent that such Taxes:

                (i)  result from or are attributable to the failure of the Merger to qualify as a reorganization for federal income tax purposes (unless the Company breached a representation or certification made by it in the tax representation letter delivered by it pursuant to Section 6.12 of the Merger Agreement, the Merger would have qualified as a reorganization had such representation or certification not been breached, and there was not also a material breach by Raven of a representation or certification made by it in the tax representation letter delivered by it pursuant to Section 6.12 of the Merger Agreement);

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               (ii)  do not exceed the reserve for Taxes (or other pre-closing tax related liability) included in the calculation of the Final Net Working Capital;

              (iii)  relate to an amount which has been collected or withheld by any Cavalier Entity from another Person prior to the Closing for timely remittance to the appropriate Tax authority after the Closing and reflected as a liability in the calculation of the Final Net Working Capital; or

              (iv)  constitute Transaction Taxes;

            (e)   any Raven Losses arising out of or relating to (i) the distribution of any amounts to the Holders pursuant to this Escrow Agreement or distributions to the Stockholder Representative pursuant to this Escrow Agreement (including, without limitation, the disbursements of the Accounting Expense Fund and the Stockholder Escrow Fund);

            (f)    any and all Raven Losses arising out of or relating to any Cavalier Transaction Expenses incurred by any Cavalier Entity other than those Cavalier Transaction Expenses set forth on the Cavalier Transaction Expense Schedule and deducted from Net Cash Consideration in accordance with Section 1.1(nnnn)(iii)(E) of the Merger Agreement;

            (g)   any and all Raven Losses arising out of or relating to any claim against the Company or the Holders based on fraud, intentional misrepresentations, intentional breach or gross negligence in connection with the execution and delivery of the Merger Agreement, this Escrow Agreement or any Company Ancillary Document;

            (h)   subject to the limitation of Section 10.3(d) of this Escrow Agreement, the costs and expenses (including fees and expenses of attorneys, accountants and other experts or advisors) incurred by Raven with respect to the disbursements of any amounts pursuant to Section 4.4 of this Escrow Agreement or in obtaining an Appraisal Judgment; and

            (i)    that portion of the costs and expenses of the Accounting Referee allocated to the Stockholder Representative pursuant to Section 3.1(e) of the Merger Agreement.

  Notwithstanding anything to the contrary set forth herein, the Raven Indemnified Parties shall not make a claim against the Stockholder Representative for or be entitled to indemnification pursuant to this Escrow Agreement for Raven Losses unless and until the aggregate amount of such Raven Losses exceeds the Basket, in which event the Raven Indemnified Parties may claim indemnification for all Raven Losses in excess of the Basket; provided, however, that the Basket shall not apply with respect to any indemnification claims (i) made pursuant to clauses (c), (d), (e), (f) , (g), (h), or (i) of this Section 10.1 or (ii) resulting from or relating to breaches by the Company of any Fundamental Company Representations.

          10.2    By Raven.    Subject to the provisions of this Escrow Agreement, Raven hereby indemnifies and holds harmless the Stockholder Indemnified Parties from, against and in respect of any and all Stockholder Losses:

            (a)   arising out of or relating to any breach or inaccuracy of any representation or warranty (for purposes of this Section 10.2(a), such representations and warranties shall be read without reference to materiality, Raven Material Adverse Effect, or similar monetary and non-monetary qualifications) made by Raven in the Merger Agreement or in any Raven Ancillary Document;

            (b)   arising out of or relating to any breach of any covenant, agreement or undertaking made by Raven in this Escrow Agreement or the Merger Agreement or in any Raven Ancillary Document;

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            (c)   arising out of or relating to any claim against Raven based on fraud, intentional misrepresentations, intentional breach or gross negligence in connection with the execution and delivery of the Merger Agreement, this Escrow Agreement or any Raven Ancillary Document; and

            (d)   resulting from any breach by Raven of the covenant set forth in Section 6.9(f) of the Merger Agreement or any breach by Raven of any representation or certification made by Raven in the tax representation letter delivered by Raven pursuant to Section 6.12 of the Merger Agreement.

  Notwithstanding anything to the contrary set forth herein, the Stockholder Indemnified Parties shall not make a claim against Raven for indemnification pursuant to this Escrow Agreement for Stockholder Losses unless and until the aggregate amount of such Stockholder Losses exceeds the Basket, in which event the Stockholder Indemnified Parties may claim indemnification for all Stockholder Losses in excess of the Basket; provided, however, that the Basket shall not apply with respect to any indemnification claim for Stockholder Losses (i) made pursuant to clause (c) of this Section 10.2 or (ii) resulting from or relating to breaches by Raven of any Fundamental Raven Representations.

          10.3    Indemnity Claims Limitations.

            (a)   Notwithstanding anything in this Escrow Agreement to the contrary, the claims for indemnity made by any Raven Indemnified Party shall be made solely from, and shall be enforceable solely against, the Escrow Fund on hand from time to time; provided that except as provided in Section 10.1(h) of this Escrow Agreement, no claim for indemnification for any Raven Losses shall be satisfied with any portion of the Dissenting Shares Consideration. No Holder shall have any personal liability for any indemnification claim. No Raven Indemnified Party shall have any right to make any indemnification claims following the final distribution of all amounts held in the Escrow Fund.

            (b)   Any Raven Indemnified Party may make a claim for Raven Losses pursuant to this Escrow Agreement only if written notice of such losses is given on or prior to the Applicable Limitation Date, if any. Notwithstanding the foregoing, if, prior to the close of business on the last day of the Applicable Limitation Date, the Stockholder Representative shall have been properly notified, in accordance with Section 11.1 of this Escrow Agreement, of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Escrow Agreement

            (c)   Raven will be liable to the Stockholder Indemnified Parties for Stockholder Losses only if written notice of such losses is given on or prior to the Applicable Limitation Date, if any. Notwithstanding the foregoing, if, prior to the close of business on the last day of the Applicable Limitation Date, Raven shall have been properly notified, in accordance with Section 11.1 of this Escrow Agreement, of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Escrow Agreement. The aggregate amount of all payments made by Raven for all Stockholder Losses in satisfaction of claims for indemnification by the Stockholder Indemnified Parties pursuant to this Escrow Agreement shall not exceed the Escrow Fund (excluding the Dissenting Shares Consideration) on hand from time to time.

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            (d)   Notwithstanding anything in Section 10.1(h) of this Escrow Agreement to the contrary, the aggregate amount paid to the Raven Indemnified Parties for indemnification claims made pursuant to Section 10.1(h) of this Escrow Agreement shall be limited to, and shall not exceed, an amount equal to the excess (if any) of the Dissenting Shares Consideration over the amount disbursed to the Dissenting Shareholders pursuant to Section 4.4 of this Escrow Agreement.

            (e)   Notwithstanding anything in Section 10.1(a) of this Escrow Agreement to the contrary, Raven shall not be entitled to indemnification for any Taxes with respect to any Tax period (or portion thereof) beginning after the Closing Date which Taxes are attributable to the inability to utilize net operating losses or other income Tax attributes that are reflected on a Cavalier Entity's income Tax Returns filed for any Tax period (or portion thereof) ending on or before the Closing Date.

          10.4    Exclusion to Liability Limits.    Notwithstanding anything in this Escrow Agreement to the contrary, nothing in this Escrow Agreement shall limit any claims (i) Raven has or may have arising from or relating to any fraud, willful misconduct or bad faith of the Company or any Holder in connection with the transactions contemplated by the Merger Agreement or this Escrow Agreement; or (ii) Holders have or may have arising from or relating to any fraud, willful misconduct or bad faith of Raven in connection with the transactions contemplated by this Escrow Agreement or the Merger Agreement.

          10.5    Adjustments.    Any indemnity payments made under this Escrow Agreement shall be treated as an adjustment to the Net Cash Consideration for Tax purposes.

          10.6    Exclusive Remedy.    Other than (i) such rights and remedies as may be provided in the Registration Rights Agreement to Raven and/or the Electing Stockholders parties thereto and (ii) the rights of the Indemnified Parties pursuant to Section 6.13 of the Merger Agreement, the rights of the Raven Indemnified Parties and the Stockholder Indemnified Parties under this Escrow Agreement shall be the sole and exclusive remedies of the Raven Indemnified Parties or the Stockholder Indemnified Parties (as the case may be) with respect to claims described herein or otherwise relating to the transactions that are the subject of the Merger Agreement.

        11.    Indemnification Procedure.

          11.1    Notice of Claims.    Promptly after receipt by a Raven Indemnified Party or a Stockholder Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Raven Losses or any Stockholder Losses (as the case may be), such Raven Indemnified Party will notify the Stockholder Representative, or such Stockholder Indemnified Party shall notify Raven (as the case may be) (such notified party being the "Indemnifying Party"), of receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding. If such claim for indemnification does not arise from a complaint, audit, investigation, action or proceeding, the Indemnified Party shall notify the Indemnifying Party of the event or occurrence giving rise to the indemnification claims promptly following the Indemnified Party's discovery of such event or occurrence. Notwithstanding the foregoing, the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Escrow Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within fifteen days after receipt of notification with respect to a claim, to assume the defense of the claim, including the employment of counsel

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  reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the claim on the terms provided above within such fifteen day period, then such Indemnified Party may employ counsel to represent or defend it in any such claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred. In any claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

          11.2    Settlement.    No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 11.1 of this Escrow Agreement or (ii) such settlement, compromise or consent (1) includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and (2) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party from all liability arising out of such claim; (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party; and (iii) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

          11.3    Direct Claims.    In the event an Indemnified Party claims a right to payment pursuant to this Escrow Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim and, if subject to determination or reasonable estimation, the amount of Raven Losses or Stockholder Losses (as the case may be). As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days following the delivery of the notice of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

        12.    Miscellaneous.

          12.1    Notices.    All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same, shall specify the section hereunder pursuant to which it is given or being made, and shall be delivered personally or by a reputable courier service (with evidence of delivery and postage and other fees prepaid) as follows:

To Raven:	Raven Corporation 5655 Spalding Drive Norcross, Georgia 30092 Attn: Philip A. Theodore

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with a copy to:	King & Spalding LLP 191 Peachtree Street Atlanta, Georgia 30303-1763 Attn: G. Roth Kehoe II
To the Stockholder Representative:	Sheridan G. Snyder

with a copy to:

Attn:

To the Escrow Agent:

Attn:

with a copy to:

Attn:

  or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person or (b) on the first Business Day after delivery to a customer service representative if sent by reputable courier service.

          12.2    Assignment; Successors in Interest.    No assignment or transfer by any Party of such Party's rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that Raven shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign all or any part of its rights hereunder to one or more Affiliates of Raven. This Escrow Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

          12.3    Captions.    The titles and captions contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Escrow Agreement or the intent of any provision of this Escrow Agreement.

          12.4    Controlling Law; Amendment.    This Escrow Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Except as provided in Section 4.4(b)(ii) of this Escrow Agreement, this Escrow Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

          12.5    Consent to Jurisdiction, Etc.    Each party hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 12.5 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim

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  or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party's property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 12.5 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

          12.6    Severability.    If any term or other provision of this Escrow Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Escrow Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          12.7    Counterparts.    This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Escrow Agreement or the terms hereof to produce or account for more than one of such counterparts.

          12.8    Enforcement of Certain Rights.    Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any person other than the parties, the Raven Indemnified Parties, the Stockholder Indemnified Parties and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Escrow Agreement, or result in such Person being deemed a third-party beneficiary hereof.

          12.9    Waiver.    Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

          12.10    Integration.    This Escrow Agreement, the Merger Agreement, and the documents executed pursuant hereto and thereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitute the entire agreement among the parties with respect thereto.

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Signature page follows

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        IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be executed and delivered by its respective duly authorized representative or agent and attorney-in-fact (as the case may be), all as of the date first above written.

RAVEN CORPORATION
By:
Name: Title:
ESCROW AGENT
By:
Name: Title:
STOCKHOLDER REPRESENTATIVE

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EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement (this "Rights Agreement") is made and entered into as of            , 2004 by and among Raven Corporation, a Delaware corporation ("Raven"), and those persons who are signatories hereto on the date hereof (the "Participating Stockholders").

WITNESSETH

        WHEREAS, this Rights Agreements is made pursuant to the Agreement and Plan of Merger dated as of September 7, 2004 (the "Merger Agreement") by and among Raven, Cavalier Acquisition Company, LLC, a Delaware limited liability company, Cavalier Group, Inc., a Delaware corporation ("Cavalier") and [                        ], as the Stockholder Representative;

        WHEREAS, the Participating Stockholders became the owners of Shares (as defined below) in connection with the transactions described in the Merger Agreement; and

        WHEREAS, in order to induce the Participating Stockholders to cause Cavalier to enter into the transactions described in the Merger Agreement, Raven has agreed, with respect to the Common Stock issued pursuant to the Merger Agreement, to provide the Participating Stockholders with the registration rights set forth herein and subject to the terms and conditions set forth herein;

        NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

        1.    Definitions.

          1.1    Defined Terms.    Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

          1.2    Additional Defined Terms.    As used in this Rights Agreements, the following capitalized terms shall have the following meanings:

            (a)   "NASD" shall mean the National Association of Securities Dealers, Inc.

            (b)   "Resale Prospectus" shall mean the prospectus included in the Resale Registration Statement, including any preliminary prospectus, and any amendment or supplement thereto, including any supplement relating to the terms of the offering of any portion of the Resale Securities covered by the Resale Registration Statement, and in each case including all material incorporated by reference therein.

            (c)   "Resale Registration" shall mean a registration required to be effected pursuant to Section 2hereof.

            (d)   "Resale Securities" shall mean the Shares held by any Selling Stockholder and any shares of Common Stock issued as a dividend or other distribution with respect to the Shares held by any Selling Stockholder, excluding (i) Shares that have been registered under any other effective registration statement, (ii) Shares sold or otherwise transferred pursuant to Rule 144 under the Securities Act or otherwise, and (iii) Shares held by any Selling Stockholder if all of such Shares are eligible for sale pursuant to Rule 144 under the Securities Act and could be sold in one transaction in accordance with the volume limitations contained in Rule 144(e)(1) under the Securities Act.

            (e)   "Resale Registration Expenses" shall mean any and all expenses, other than Selling Expenses, incident to performance of or compliance with this Rights Agreement, including, without limitation: (i) all SEC, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws and compliance with the rules of the NASD, (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing the Resale Registration Statement or any Resale Prospectus, (iv) the fees and disbursements of counsel for Raven and of the independent public accountants of Raven, including the expenses of any special audits or "comfort" letters required by or incident to such performance and compliance; and (v) up to $10,000 of fees and disbursements of one counsel on behalf of all Selling Stockholders.

            (f)    "Resale Registration Statement" shall mean a registration statement of Raven (and any other entity required to be a registrant with respect to such registration statement pursuant to the requirements of the Securities Act) that covers all of the Resale Securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments (including post-effective amendments) to such registration statement, and all exhibits thereto and materials incorporated by reference therein.

            (g)   "Selling Expenses" shall mean all underwriting discounts and selling commissions and transfer taxes applicable to the sale of Resale Securities, disbursements of underwriters and, except as provided in clause (v) of Section 1.2(e) hereof, the fees and expenses of all counsel, accountants or other advisors for any Participating Stockholder.

            (h)   "Shares" shall mean any Raven Common Stock issued to any Participating Stockholder pursuant to the Merger Agreement.

        2.    Resale Registration Under the Securities Act for the Benefit of the Participating Stockholders.

          2.1    Filing of Resale Registration Statement.    Raven shall cause to be filed within 20 days following receipt by Raven of a completed and executed Notice and Questionnaire from each Participating Stockholder, but in any event within 60 days after the date of this Rights Agreement, a Resale Registration Statement providing for the sale, by those Participating Stockholders who timely provide a Notice and Questionnaire (as hereinafter defined) (the "Selling Stockholders") of all Resale Securities, in accordance with the terms hereof and will use its reasonable efforts to cause such Resale Registration Statement to be declared effective by the SEC as soon as practicable thereafter. Without limiting the obligations of Raven in the preceding sentence, Raven agrees to use its reasonable efforts to file (i) all financial statements and any other information required by Form 8-K (or any successor form) with respect to the Merger within the time limits required by Form 8-K (or any successor form) and (ii) on or before the deadline for filing, all reports required to maintain its eligibility to use Form S-3 (or any successor form). Raven shall use its reasonable efforts to keep the Resale Registration Statement with respect to the Resale Securities continuously effective from the date such Resale Registration Statement is effective until the earlier of two years after the date hereof or the date on which all Participating Stockholders cease to hold Resale Securities. Raven further agrees to supplement or amend the Resale Registration Statement if and as required by the rules, regulations or instructions applicable to the registration form used by Raven for such Resale Registration Statement or by the Securities Act or any rules and regulations thereunder.

          2.2    Expenses.    Raven shall pay all Resale Registration Expenses in connection with the registration of the Resale Securities pursuant to Section 2.1. The Participating Stockholders shall pay all Selling Expenses.

          2.3    Offering.    Subject to the provisions of this Rights Agreements, any Selling Stockholder may, at its election, effect offers and sales under the Resale Registration Statement by means of one or more offerings.

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        3.    Resale Registration Procedures.

          3.1    Registration.    In connection with the obligations of Raven with respect to the Resale Registration Statement contemplated by Section 2 hereof, Raven shall:

            (a)   (i) prepare and file with the SEC the Resale Registration Statement and such amendments to such Resale Registration Statement as may be necessary to keep such Resale Registration Statement effective for the applicable period; (ii) cause the Resale Prospectus to be amended or supplemented as required and to be filed as required by Rule 424 or any similar rule that may be adopted under the Securities Act; (iii) respond as promptly as practicable to any comments received from the SEC with respect to the Resale Registration Statement or any amendment thereto; and (iv) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Resale Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the Selling Stockholders covered thereby;

            (b)   furnish to each Selling Stockholder, without charge, as many copies of the Resale Registration Statement, the Resale Prospectus and any amendments or supplements thereto (not including any documents incorporated therein by reference or exhibits thereto unless specifically requested), as such Selling Stockholder may reasonably request, in order to facilitate the public sale or other disposition of the Resale Securities;

            (c)   to the extent required under applicable state and federal law, use its reasonable efforts to (i) register or qualify the Resale Securities by the time the Resale Registration Statement is declared effective by the SEC under applicable state securities or blue sky laws of each state in the United States and (ii) keep each such registration or qualification effective during the period such Resale Registration Statement is required to be kept effective; provided, however, that in connection therewith, Raven shall not be required to (1) qualify as a foreign corporation to do business or to register as a broker or dealer in any such jurisdiction where it would not otherwise be required to qualify or register but for this Section 3.1(c), (2) subject itself to taxation in any such jurisdiction where it is not otherwise subject to taxation or (3) file a general consent to service of process in any such jurisdiction;

            (d)   promptly notify the Selling Stockholders (i) when the Resale Registration Statement and any post-effective amendments thereto have become effective, (ii) when any amendment or supplement to the Resale Prospectus has been filed with the SEC, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Resale Registration Statement or any part thereof or the initiation of any proceedings for that purpose, and (iv) if Raven receives any notification with respect to the suspension of the qualification of the Resale Securities for offer or sale in any jurisdiction or the initiation of any proceeding for such purpose;

            (e)   make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Resale Registration Statement or any part thereof or the qualifications of the Resale Securities to be offered or sold in any jurisdiction;

            (f)    upon the occurrence of any event contemplated by the first sentence of Section 3.3 or upon the happening of any event as a result of which the Resale Prospectus contains an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, use commercially reasonable efforts to promptly prepare and file an amendment or a supplement to the Resale Prospectus or any document incorporated therein by reference or promptly prepare, file and obtain effectiveness of a post-effective amendment to the Resale Registration Statement and file any other required document, in any such case to the extent

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    necessary so that, as thereafter delivered to the purchasers of the Resale Securities, such Resale Prospectus as then amended or supplemented will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

            (g)   make available for inspection by the Selling Stockholders, and any underwriter participating in any disposition pursuant to the Resale Registration Statement and any counsel or accountants retained by the Selling Stockholders or any such underwriter, all financial and other records, pertinent corporate documents and properties of Raven and cause the officers, directors and employees of Raven to supply all such records, documents or information reasonably requested by the Selling Stockholders, any such underwriter, counsel or accountants in connection with the Resale Registration Statement; provided, however, that such records, documents or information which Raven determines in good faith to be confidential and notifies the Selling Stockholders, any such underwriter, counsel or accountants in writing that such records, documents or information are confidential shall not be disclosed by the Selling Stockholders, any such underwriter, counsel or accountants unless (i) such disclosure is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or governmental agency, or (ii) such records, documents or information become generally available to the public other than through a breach of this Rights Agreements;

            (h)   prior to the initial filing of the Resale Registration Statement, furnish copies of the Resale Registration Statement or any amendment thereto, or the Resale Prospectus or any amendment or supplement thereto (not including any documents incorporated by reference therein unless specifically requested) to the Selling Stockholders and any underwriter sufficiently in advance of its use and/or filing with the SEC to allow the Selling Stockholders and any underwriter an opportunity to comment thereon, but in no event less than three (3) business days prior to such use or filing, and not file any such Resale Registration Statement, or any amendment thereto, or the Resale Prospectus or any amendment or supplement thereto as to which the Selling Stockholders or such underwriter may reasonably object within three (3) business days after the receipt thereof; provided, however, that this Section 3.1(h) shall not apply to any amendment to the Resale Registration Statement or any amendment or supplement to the Resale Prospectus that occurs (x) after the date of the effective date of the Resale Registration Statement and (y) outside of a Selling Period; and

            (i)    use its reasonable efforts to cause all Resale Securities to be listed on any securities exchange on which similar securities issued by Raven are then listed.

          3.2    Restrictions.    Each such Selling Stockholder severally covenants and agrees that (i) it will not offer or sell any Resale Securities under the Resale Registration Statement until it has acknowledged receipt of copies of the Resale Prospectus as then amended or supplemented as contemplated by Section 3.1 and notice from Raven that the Resale Registration Statement and any post-effective amendments thereto have become effective; (ii) upon receipt of any notice from Raven contemplated by Section 3.1 or the receipt of a notice from Raven of the happening of an event as a result of which (a) the Resale Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading or (b) the Resale Prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Selling Stockholders shall not offer or sell any Resale Securities pursuant to the Resale Registration Statement until the Selling Stockholders receive copies of a supplemented or amended Resale Prospectus and receive notice that any post-effective amendment has become effective, and, if so directed by Raven, each Selling Stockholder will deliver to Raven (at the expense of Raven) all copies in its possession, other than permanent file copies then in such Selling Stockholder's possession, of the Resale Prospectus as

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  amended or supplemented at the time of receipt of such notice; (iii) the Selling Stockholders and any of its beneficial owners, officers, directors or affiliates, if any, will comply with the provisions of Regulation M promulgated by the SEC as applicable to them in connection with sales of Resale Securities pursuant to the Resale Registration Statement; (iv) each Selling Stockholder and any of its beneficial owners, officers, directors or affiliates, if any, will comply with the prospectus delivery requirements of the Securities Act as applicable to them in connection with sales of Resale Securities pursuant to the Resale Registration Statement; and (v) each Selling Stockholder and any of its beneficial owners, officers, directors or affiliates, if any, will enter into such written agreements as Raven shall reasonably request to ensure compliance with clause (iv) and (v) above. Notwithstanding any provision in this Rights Agreement to the contrary, Raven shall have no obligation under or pursuant to Section 2 or Section 3 of this Rights Agreement with respect to any Selling Stockholder who violates the provisions of this Section 3.2.

          3.3    Blackout Period.    Notwithstanding anything herein to the contrary, Raven shall not be required to take any of the actions described in clauses (i), (ii) or (iii) of Section 3.1(a) or described in Section 3.1(e) with respect to the Resale Securities to the extent that Raven is in possession of material non-public information that it deems advisable not to disclose or is engaged in negotiations or planning for a merger or acquisition or disposition transaction by Raven that, in any case, Raven would then be required to disclose in connection with a registration statement for a primary offering of Raven Common Stock and Raven delivers written notice to the Selling Stockholders, and to any other holders of securities of Raven registered under a registration statement (other than on a Form S-8 (or any successor form)) ("Other Holders"), to the effect that the Selling Stockholders may not make offers or sales under the Resale Registration Statement for the period set forth in such notice (the "Blackout Period"); provided that the Blackout Period shall not (i) exceed forty-five (45) days in any three month period and one-hundred twenty (120) days in any twelve month period and (ii) shall not be for a time period different from any other blackout, lockout or similar period imposed on any Other Holder pursuant to the same set of circumstances. Selling Stockholders shall not offer or sell any Resale Securities pursuant to the Resale Registration Statement during any Blackout Period.

        4.    Notice and Questionnaire.    Each Participating Stockholder that wishes to sell shares pursuant to the Resale Registration Statement shall, not later than 10 days following the date hereof, complete and execute and shall deliver, or cause to be delivered, to Raven at the address set forth in Section 8.2 a Notice and Questionnaire in the form attached hereto as Annex A.

        5.    Indemnification; Contribution.

          5.1    Indemnification by Raven.    Raven agrees to indemnify and hold harmless the Selling Stockholders:

            (a)   against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to which any Selling Stockholder may become subject under the Securities Act or otherwise (A) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or any amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Resale Prospectus or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

            (b)   against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim

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    whatsoever based upon any such untrue statement or alleged untrue statement or any omission or alleged omission, if such settlement is effected with the written consent of Raven; and

            (c)   subject to the limitations set forth in Section 5.3, against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or alleged untrue statement or omission or alleged omission, to the extent that any such expense is not paid under Sections 5.1(a) or 5.1(b);

  provided, however, that the indemnity provided pursuant to this Section 5.1 shall not (x) apply with respect to any loss, liability, claim, damage or expense to the extent that it arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Raven by any Selling Stockholder expressly for use in the Resale Registration Statement or any amendment thereto, or the Resale Prospectus or any amendment or supplement thereto or (y) inure to the benefit of any Selling Stockholder from whom any Person asserting any loss, claim, damage, liability or action of, against or with respect to such Selling Stockholder resulting from the fact that (1) a copy of the Prospectus (together with any correcting amendments or supplements) was not sent or given to such asserting person at, or prior to, the written confirmation of the sale of such Securities to such Person and (2) the untrue statement in or omission from any Prospectus (giving rise to such loss, claim, damage, liability or action) was corrected in an amendment or supplement thereto delivered to such Selling Stockholder prior to the date such Selling Stockholder delivered to such Person a copy of the Resale Prospectus (together with any correcting amendments or supplements).

          5.2    Indemnification by the Selling Stockholders.    The Selling Stockholders agree to indemnify and hold harmless Raven, and each of its respective directors and officers (including each director and officer of Raven who signed the Resale Registration Statement), and each Person, if any, who controls Raven within the meaning of Section 15 of the Securities Act, to the same extent as the indemnity contained in Section 5.1 hereof, but only insofar as such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Resale Registration Statement or any amendment thereto, or the Resale Prospectus or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to Raven by the Selling Stockholders expressly for use therein; provided that the liability of each Selling Stockholder hereunder shall be limited to the lower of (i) the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under the Resale Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder and (ii) the net proceeds received by such Holder from the sale of Resale Securities covered by such Resale Registration Statement.

          5.3    Conduct of Indemnification Proceedings.    Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have under the indemnity agreement provided in Sections 6.1 or 6.2 above, unless the lack of notice by the indemnified party materially prejudices the indemnifying party or results in the forfeiture by the indemnifying party of substantial rights and defenses. After receipt of such notice, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, jointly with any other indemnifying party so notified, to assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by such indemnifying party and approved by the indemnified party, which approval shall

6

  not be unreasonably withheld; provided, however, that, if the defendants in any such action or proceeding include both the indemnified party and the indemnifying party and the indemnified party reasonably determines, based upon advice of counsel, that a conflict of interest exists or that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, then the indemnified party shall be entitled to separate counsel (which shall be limited to a single law firm), the reasonable fees and expenses of which shall be paid by the indemnifying party. If the indemnifying party does not assume the defense of any such action or proceeding, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party will pay the reasonable fees and expenses of counsel (which shall be limited to a single law firm) for the indemnified party. In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of such indemnifying party. If the indemnifying party assumes the defense of any such action or proceeding in accordance with this paragraph, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding, except as set forth in the proviso in the second sentence of this Section 6.3.

          5.4    Contribution.

            (a)   In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Section 5 is for any reason held to be unenforceable although applicable in accordance with its terms, Raven and the Selling Stockholders shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Raven and the Selling Stockholders, in such proportion as is appropriate to reflect the relative fault of Raven on the one hand and the Selling Stockholders on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified parties shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or the indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

            (b)   Notwithstanding the provisions of this Section 5.4 any Selling Stockholder shall not be required to contribute any amount in excess of the amount by which the total price at which the Resale Securities of such Participating Stockholder were offered to the public exceeds the amount of any damages which such Participating Stockholder would otherwise have been required to pay by reason of such untrue statement or omission.

            (c)   Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 5.4, each director of Raven, each officer of Raven who signed the Resale Registration Statement, and each Person, if any, who controls Raven within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as Raven.

        6.    Rule 144 Sales.    Raven covenants that, so long as it is subject to the reporting requirements of the Exchange Act, it will file the reports required to be filed by it under the Exchange Act so as to enable the Participating Stockholder to sell Shares pursuant to Rule 144 under the Securities Act.

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        7.    Transfer of Registration Rights.    Any Participating Stockholder that is a partnership, corporation or limited liability company may transfer or assign its registration rights provided pursuant to this Rights Agreement with respect to any Resale Securities to any partner, shareholder or member of such Participating Stockholder; provided that (ii) such Participating Stockholder shall give Raven written notice prior to the time of such transfer or assignment stating the name and address of the transferee and identifying the Resale Securities with respect to which the rights under this Agreement are being transferred and (ii) such transferee or assignee agrees in writing, the form and substance of which shall be reasonably satisfactory to Raven, to be bound as a Participating Stockholder by the provisions of this Rights Agreement, following which any such transferee or assignee shall be deemed a "Participating Stockholder" pursuant to this Rights Agreement.

        8.    Miscellaneous.

          8.1    Amendments and Waivers.    The provisions of this Rights Agreements, including the provisions of this sentence, may not be amended, modified, supplemented or waived, nor may consent to departures therefrom be given, without the written consent of Raven and the consent of the Participating Stockholders then holding a majority of the Resale Securities.

          8.2    Notices.    All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, or any courier guaranteeing overnight delivery, (i) if to the Participating Stockholders, at the addresses set forth on the signature pages hereto or (ii) if to Raven, at 5655 Spalding Drive, Norcross, Georgia, 30092, Attention: General Counsel. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; or at the time actually delivered if delivered by an air courier guaranteeing overnight delivery.

          8.3    No Assignment.    This Rights Agreements shall inure to the benefit of and be binding upon the parties hereto and, where applicable, their successors and permitted assigns. Except as otherwise permitted herein, no party to this Rights Agreements may assign or delegate all or any portion of its rights, obligations, or liabilities under this Rights Agreements without the prior written consent of the other parties to this Rights Agreements.

          8.4    Third Party Beneficiaries.    There shall be no third party beneficiaries or intended beneficiaries of this Rights Agreements.

          8.5    Counterparts.    This Rights Agreements may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          8.6    Headings.    The headings in this Rights Agreements are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          8.7    Governing Law.    This Rights Agreements shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law provisions thereof.

          8.8    Specific Performance.    The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Rights Agreements in accordance with the terms and conditions of this Rights Agreements in any court of the United States or any State thereof having jurisdiction.

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          8.9    Entire Agreement.    This Rights Agreements is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Rights Agreements supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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Signature pages follow

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        IN WITNESS WHEREOF, the parties have executed this Rights Agreements as of the date first written above

SEROLOGICALS CORPORATION
By:	Name: Title:
PARTICIPATING STOCKHOLDERS
By:	Name: Title:
By:	Name: Title:
By:	Name: Title:
By:	Name: Title:
By:	Name: Title:

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QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
  EXHIBIT A
ESCROW AND INDEMNITY AGREEMENT
  EXHIBIT C
REGISTRATION RIGHTS AGREEMENT